UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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Applied Micro Circuits Corporation

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INVITATION TO 2012 ANNUAL MEETING OF STOCKHOLDERS

DATE: Tuesday, August 14, 2012

TIME: 10:00 a.m.

PLACE: Applied Micro Circuits Corporation’s Corporate Headquarters

215 Moffett Park Drive, Sunnyvale, California 94089

July 5, 2012

Dear Stockholders:

I am pleased to invite you to join me at the Annual Meeting of Stockholders of Applied Micro Circuits Corporation on August 14, 2012. At the annual meeting, we will ask you to elect Cesar Cesaratto, H.K. Desai, Paul Gray, Fred Shlapak, Robert Sproull, Arthur Stabenow and me as directors of your company and to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013. The stockholders will also vote on a proposal to adopt and approve the Applied Micro Circuits Corporation 2012 Employee Stock Purchase Plan. Finally, you will also be asked to provide your annual advisory vote on the Company’s executive compensation, as described in the Proxy Statement.

In addition to the formal items of business, at the annual meeting I will be available to review our major developments over the past several months and share with you our plans for the future. You will have the opportunity to ask questions and express your views to our senior management. Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.

Sincerely yours,

Dr. Paramesh Gopi

President and Chief Executive Officer

APPLIED MICRO CIRCUITS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 14, 2012

To the Stockholders of Applied Micro Circuits Corporation:

The annual meeting of stockholders of Applied Micro Circuits Corporation will be held at our corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089, on Tuesday, August 14, 2012, at 10:00 a.m., local time, for the following purposes:

1. To elect the seven nominees for director named in the proxy statement accompanying this notice.

2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

3. To adopt and approve the Applied Micro Circuits Corporation 2012 Employee Stock Purchase Plan and to reserve up to 1,800,000 shares of Common Stock for issuance thereunder.

4. To provide an advisory vote to approve executive compensation, as described in the Proxy Statement accompanying this Notice.

5. To conduct any other business properly brought before the annual meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is June 18, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

L. William Caraccio

Secretary

Sunnyvale, California

July 5, 2012

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THIS PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE OR VOTE OVER THE TELEPHONE AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR ACTING PROMPTLY.

APPLIED MICRO CIRCUITS CORPORATION

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 14, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

Applied Micro Circuits Corporation (sometimes referred to as “AppliedMicro” or the “Company”) is making these proxy materials available to you because our Board of Directors is soliciting your proxy to vote at our 2012 annual meeting of stockholders to be held on Tuesday, August 14, 2012 at 10:00 a.m., local time at our corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the Internet or by telephone. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card.

We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”), to all stockholders of record entitled to vote at the annual meeting on or about July 5, 2012. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

There are four matters scheduled for a vote:

•	Proposal 1, to elect the seven nominees for director named in Proposal 1;

•	Proposal 2, to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013;

•	Proposal 3, to adopt and approve the Applied Micro Circuits Corporation 2012 Employee Stock Purchase Plan; and to reserve up to 1,800,000 shares of Common Stock for issuance thereunder; and

•	Proposal 4, to provide an advisory vote to approve executive compensation, as described in this Proxy Statement.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 18, 2012 will be entitled to vote at the annual meeting. On this record date, there were 62,122,545 shares of Common Stock outstanding and entitled to vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are present at the annual meeting or represented by proxy. At the close of business on the record date for the annual meeting, there were 62,122,545 shares outstanding and entitled to vote. Thus 31,061,273 shares must be present at the annual meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. If there is no quorum, either the chairman of the annual meeting or a majority of the votes present at the meeting or represented by proxy may adjourn the annual meeting to another date.

Am I a stockholder of record?

If at the close of business on June 18, 2012 your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my AppliedMicro shares are not registered directly in my name but are held in street name?

If at the close of business on June 18, 2012 your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.

If your shares are held in “street name” through a broker, recent rule changes will affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with routine matters. Previously, the election of directors was considered to be a routine matter, and your broker was thus able to vote your shares without instructions from you. As a result of recent rule changes, the election of directors is no longer considered to be a routine matter and your broker will no longer be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted.

If I am a stockholder of record of AppliedMicro shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy over the Internet. To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card using the envelope provided, or you may vote by proxy over the phone by dialing the toll-free number shown on the proxy card and following the recorded instructions. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on August 13, 2012 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of AppliedMicro shares, how do I vote?

If you are a beneficial owner of shares held in street name, you should have received the Notice from the broker, bank or other nominee that is the record owner of your shares rather than from us. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions to the broker, bank or other nominee or to request that a printed copy of these materials be mailed to them. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our Common Stock that you owned as of the close of business on June 18, 2012.

What types of votes are permitted on each proposal?

The types of votes permitted for Proposal 1, the election of the nominees for director named therein, Proposal 2, the ratification of the selection of KPMG LLP as our independent registered public accounting firm, Proposal 3, to approve and adopt the 2012 Employee Stock Purchase Plan and reservation of up to 1,800,000 shares of Common Stock for issuance thereunder, and Proposal 4, to provide an advisory vote on executive compensation, are a vote “For” or “Against” or abstain.

How many votes are needed to approve each proposal?

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For Proposal 1, the election of directors, each nominee to be elected must receive a majority of the votes cast in person or by proxy with respect to that nominee’s election. A “majority of votes cast” means that the number of votes “For” a director’s election must exceed the number of votes “Against” that director’s election. Abstentions and broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 2, the ratification of the selection of KPMG LLP, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 3, the approval and adoption of the Applied Micro Circuits Corporation 2012 Employee Stock Purchase Plan including the reservation of up to 1,800,000 shares of Common Stock for issuance thereunder, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 4, an advisory vote on executive compensation, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the presence of a quorum and the vote total for each proposal and, with respect to Proposals 2, 3 and 4, will have the same effect as “Against” votes. A “broker non-vote” occurs when a broker who holds shares for a beneficial owner does not vote on a particular item because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal. Due to recent rule changes, with respect to the election of directors, your broker will not be able to vote your shares without your instructions.

What if I vote by proxy but do not make specific choices?

If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all nominees for director named therein, “For” Proposal 2, the ratification of the selection of KPMG LLP, “For” Proposal 3, approval and adoption of the Applied Micro Circuits Corporation 2012 Employee Stock Purchase Plan and, “For” Proposal 4, an advisory vote approving executive compensation. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089).

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You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of AppliedMicro shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

•	If you requested and received a printed copy of these materials by mail, you may revoke your proxy by submitting another properly completed proxy card with a later date.

What does it mean if I receive more than one Notice?

If you received more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice to ensure that all of your shares are voted.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K filed with the SEC after the 2012 annual meeting.

When are stockholder proposals due for the next annual meeting?

To be considered for inclusion in the proxy materials for our 2013 annual meeting, your proposal must be submitted in writing to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089) by March 5, 2013. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our 2013 annual meeting must do so no earlier than the close of business on May 16, 2013 and no later than the close of business on June 16, 2013, provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Secretary not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in the aggregate.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors: Cesar Cesaratto, H.K. Desai, Paramesh Gopi, Ph.D., Paul R. Gray, Ph. D., Fred Shlapak, Robert Sproull, Ph.D., and Arthur B. Stabenow. Each of our current directors has been nominated for election at the annual meeting.

The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting. Each of Messrs. Cesaratto, Desai, Shlapak and Stabenow and Drs. Gray and Gopi was elected by our stockholders at our last annual meeting. Dr. Sproull was nominated and appointed to the Board of Directors by action of the Nominating and Governance Committee and the Board of Directors, respectively, effective as of October 2011.

Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.

Certain individual experience, qualifications, attributes and skills of each of our directors that led the Board to conclude that such directors should be re-nominated as directors are described in each of the biographies below. The following information was provided by the nominees:

CESAR CESARATTO
Chairman of the Board

Age:	64

Director Since:	2002

Principal Occupation:	Retired

Recent Business Experience:	Various executive positions with Nortel Networks Corporation, a communications equipment manufacturing company, spanning component and product development, operations, sales and marketing from 1970 to May 2001. His most recent position with Nortel was President Wireless Systems for Europe, Middle East and Africa. Mr. Cesaratto has also served on the Board of Directors of several companies: Genum Corporation from 2002 to 2007; Tundra Semiconductors Corporation from 2007 to 2009; and BreconRidge Corporation from 2007 to 2010. He is involved with a number of Canadian start-up companies as an angel investor.

Other Current Directorships:	DragonWave Inc.

Committee Memberships:	Chairman of the Compensation Committee, Member of the Governance and Nominating Committee.

Qualifications & Attributes	Mr. Cesaratto’s years of executive leadership and management experience in the high technology industry, his service on other company boards, and his experience with mature and emerging technology companies have positioned him well to serve as our Chairman of the Board of Directors.

H.K. DESAI

Age:	66

Director Since:	2011

Principal Occupation:	Executive Chairman since November 2010, Chairman of the Board since May 1999 of QLogic Corporation (“QLogic”).

Recent Business Experience:	Mr. Desai served as Chief Executive Officer of QLogic from January 1996 to November 2010 and as President of QLogic from August 1995 to April 2007. He has been a Member of QLogic’s Board of Directors since January 1996 and Chairman of the Board since May 1999. He served as a Director of Lantronix, Inc. from 2000 to 2007.
Other Current Directorships:	Joined Netlist, Inc. Board of Directors in March 2012.
Committee Memberships:	Member of the Audit Committee and Member of the Compensation Committee.
Qualifications & Attributes	Mr. Desai brings to the Board more than three decades of leadership, business and industry experience. Under Mr. Desai’s leadership, QLogic led the I/O industry in innovative technology development, diversified into new markets and drove additional growth through acquisitions. Mr. Desai was awarded the American Electronics Association (AEA) Executive of the Year Award in 1999. He was also awarded the Ernst & Young Entrepreneur of the Year Award in 2000. In 2002, he was honored with the Director of the Year Award from the Forum for Corporate Directors.

PARAMESH GOPI, PH. D.
Age:	43
Director Since:	2009
Principal Occupation:	President and Chief Executive Officer of AppliedMicro since May 2009.
Previous Business Experience:	Senior Vice President and Chief Operating Officer of AppliedMicro from June 2008 to May 2009 and member of the Board of Directors since April 2009. From September 2002 to June 2008, Dr. Gopi held various positions with Marvell Semiconductor, a provider of mixed-signal and digital signal processing integrated circuits to broadband digital data networking markets. At Marvell, Dr. Gopi held several executive-level positions including Vice President and General Manager of the Embedded and Emerging Business Unit, Chief Technology Officer and Director of Technology Strategy. From June 2001 to August 2002, Dr. Gopi was Executive Director of Strategic Marketing and Applications at Conexant Systems, Inc., a mixed-signal processing company. He joined Conexant Systems, Inc. as part of its acquisition of Entridia Corporation in 2001. Dr. Gopi founded Entridia, a provider of network processing application specific integrated circuits for optical networks, in 1999. Prior to Entridia, Dr. Gopi held principal engineering positions at Western Digital and Texas Instruments where he was responsible for the development of key mixed-signal networking products.
Qualifications & Attributes	Dr. Gopi has been our President and Chief Executive Officer since May 2009 and brings to the Board his broad strategic vision for the Company. Dr. Gopi’s technical qualifications as well as leadership and management experience in startup and mature semiconductor companies make him uniquely qualified to lead AppliedMicro. As the sole member of management on our Board, he serves as the critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on our business.

PAUL R. GRAY, PH. D.
Age:	69
Director Since:	2009
Principal Occupation:	Professor Emeritus, University of California at Berkeley.

Recent Business Experience:	Executive Vice Chancellor and Provost at the University of California at Berkeley from July 2000 to June 2006. During his over 30 year tenure with the University, Dr. Gray has held numerous administrative posts, including Director of the Electronics Research Laboratory, Vice Chairman of the Electrical Engineering and Computer Science (“EECS”) Department for Computer Resources, Dean of the College of Engineering and Chairman of the Department of EECS.

Other Current Directorships:	Sentows Corporation.

Committee Memberships:	Chairman of the Governance and Nominating Committee, Member of the Compensation Committee.

Qualifications & Attributes	Dr. Gray’s expertise and academic experience in electrical engineering, his years of executive leadership and management within higher education, and his service on other technology company boards make Dr. Gray a valuable contributor to our Board of Directors.

FRED SHLAPAK

Age:	68

Director Since:	2006

Principal Occupation:	Retired

Recent Business Experience:	Various executive positions with Motorola Corporation, a communications equipment manufacturing company, from 1971 to his retirement in 2004. His most recent position prior to retirement was President of the Semiconductor Products Sector at Motorola Corporation.

Other Current Directorships:	Tundra Semiconductor Corporation and Gennum Corporation.

Committee Memberships:	Member of the Compensation Committee.

Qualifications & Attributes	Mr. Shlapak’s leadership experience within the semiconductor industry, as well as his service on other technology company boards, render him a valuable member of our Board of Directors.

ROBERT F. SPROULL, PH. D.

Age:	65

Director Since:	2011

Principal Occupation:	Retired

Recent Business Experience:	Various executive positions with Sun Microsystems and Sun Microsystems Laboratories, until Sun’s acquisition by Oracle in 2010. Prior to Sun, Dr. Sproull was a principal in the consulting firm of Sutherland, Sproull and Associates, an Associate Professor at Carnegie Mellon University, and a Research Scientist at the Xerox Palo Alto Research Center.

Other Current Directorships:	None.

Committee Memberships:	Member of the Governance and Nominating Committee.

Qualifications & Attributes	Dr. Sproull’s 40 year experience within the computer science industry, his experience in academia and various leadership roles within industry committees and consortiums, as well as years of executive leadership and management makes Dr. Sproull a valuable contributor to our Board of Directors.

ARTHUR B. STABENOW

Age:	74

Director Since:	1988

Principal Occupation:	Consultant, Private Investor.

Recent Business Experience:	Mr. Stabenow served as Chairman, President and Chief Executive Officer of Micro Linear Corporation, a manufacturer of integrated circuits, from 1986 to 1999. He was a Director of Zoran, Inc. from 1990 to 2011.

Committee Memberships:	Chairman of the Audit Committee and Member of the Governance and Nominating Committee.

Qualifications & Attributes	Mr. Stabenow’s years of executive leadership and management experience in the high technology industry, his service on other company boards, and his more than 20 years of service as a Director of AppliedMicro make him a valuable member of our Board of Directors.

Required Vote and Board Recommendation

Directors are elected pursuant to the “majority voting” standard that was adopted by our Board of Directors in April 2009. Under this standard, in an uncontested election, such as the election at the annual meeting, directors are elected by a majority of the votes properly cast in person or by proxy with respect to that nominee’s election. For each nominee to be elected, the number of votes “For” the nominee must exceed the number of votes “Against” that nominee’s election. Our Board of Directors and the Governance and Nominating Committee has nominated for re-election as directors only those candidates who agree to tender, in connection with their nomination, irrevocable resignations that will be effective upon (1) the failure to receive the required majority vote for re-election, and (2) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required majority vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Governance and Nominating Committee and the Board may consider any factors that they deem relevant in deciding whether to accept a director’s resignation.

Only votes “For” or “Against” will affect the outcome of this proposal. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the named nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by the Governance and Nominating Committee of the Board of Directors.

THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

We have long upheld a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors.

We are committed to continuously improve our governance process to meet and exceed all regulatory requirements. The following corporate governance profile highlights some of the initiatives undertaken by our Board of Directors:

Majority Voting in Elections of Directors

•	In April 2009, our Board of Directors approved amendments to our Bylaws and corporate governance guidelines to implement majority voting in all elections of directors other than contested elections.

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Under the majority voting standard, to be elected each nominee must receive a majority of the votes cast with respect to that nominee in any uncontested election of directors (i.e., an election in which the number of nominees does not exceed the number of directors to be elected).

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Prior to being nominated for re-election, incumbent directors must tender an irrevocable resignation that will be effective upon (i) the failure of such person to receive the required vote for re-election and (ii) the Board’s acceptance of such resignation, in accordance with our corporate governance guidelines.

•	In contested elections, directors are elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors.

Independent Directors

•	As set forth in the Board Guidelines, at least two-thirds of our directors must meet the independence standards of the Nasdaq Stock Market, or Nasdaq.

•	All of our current directors are independent under these independence standards, except for Dr. Paramesh Gopi who is employed by us.

•	Our independent directors regularly meet in executive session to discuss matters of interest to them without management present.

Board Leadership Structure

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Our Board has concluded that having our Chairman of the Board be an independent director is the appropriate structure at this point in time. Having the positions of Chairman and Chief Executive Officer as separate positions allows our Chief Executive Officer to focus on day-to-day business and allows our Chairman to lead the Board in its oversight responsibilities. The Chairman coordinates, develops the agenda for, and moderates Board meetings, and acts as a liaison between the independent directors and management on sensitive issues. The Chairman also coordinates the independent directors’ annual evaluations of the performance of the Chief Executive Officer and Chief Financial Officer and provides the evaluations to the Compensation Committee in connection with its annual evaluation of the officers’ performance, provides recommendations as to the membership of the various Board Committees, as well as selection of the Committee Chairs, and retains such counsel or consultants as the Chairman of the Board deems necessary to perform his or her responsibilities.

Governance and Nominating Committee

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Our Governance and Nominating Committee has adopted a charter that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Committee Charters.

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In accordance with its charter, our Governance and Nominating Committee establishes effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, Board compensation and Chief Executive Officer succession planning.

•	Every Governance and Nominating Committee member is an independent director under the Nasdaq listing standards.

Compensation Committee

•	The charter of our Compensation Committee can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Committee Charters.

•	In accordance with its charter, the Compensation Committee reviews and approves all executive compensation matters.

•	Every Compensation Committee member is an independent director under the Nasdaq listing standards.

Audit Committee

•	Our Audit Committee has policies to ensure that our independent registered public accounting firm remains independent.

•	The Audit Committee charter can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Committee Charters.

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Our Board of Directors has determined that each of the current members of the Audit Committee is independent under the Nasdaq listing standards and that each of Messrs. Desai, Shlapak and Stabenow qualifies as an “audit committee financial expert” in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”).

•

Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

•	KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee, which meets at least quarterly with such firm without management present.

Corporate Governance Guidelines

•

Our Board of Directors has adopted a set of Board Guidelines that cover a broad range of corporate governance issues including director qualification and responsibility. The Board Guidelines can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.

Code of Business Conduct and Ethics

•

Our Board of Directors has also adopted a Code of Business Conduct and Ethics for us that all directors, executive officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions) must review and abide by.

•	Our Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality.

•	Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.

•

We will promptly disclose on our corporate website, http://www.apm.com, or in a Form 8-K as required (i) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers and the name of the person who is granted the waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to the Secretary at our principal executive offices. Communications also may be sent by e-mail to the following address: board@apm.com. The Secretary will promptly forward the communication to the Board as appropriate. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.

In addition, we have a formal policy regarding attendance by directors at our annual meeting of stockholders. Directors are invited to and are expected to attend the annual meeting. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents. All of the directors attended the fiscal 2011 annual meeting of stockholders.

GOVERNANCE AND NOMINATING COMMITTEE EVALUATION OF BOARD NOMINEES

The Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at our annual meeting of stockholders may do so by delivering at least 120 days prior to the anniversary date of the mailing of our proxy statement for our last annual meeting of stockholders a written recommendation to the Governance and Nominating Committee c/o the Secretary at our principal executive offices. Each submission must set forth:

•	the name and address of each AppliedMicro stockholder on whose behalf the submission is made;

•	the number of AppliedMicro shares that are owned beneficially by such stockholder;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to the Board of Directors at our annual meeting of stockholders. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.

The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the highest personal and professional integrity and values, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	recognized achievement and reputation;

•

diversity of experience and background of the proposed director, including the need for financial, business, academic, public sector or other expertise on our board of directors or its committees. Board membership should reflect diversity in its broadest sense. The Group seeks directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board, as a whole, should possess a combination of skills, professional experience and backgrounds necessary to oversee the Group’s business. The Board assesses the diversity of skills, experience and backgrounds represented on the board as part of the annual board self-evaluation process;

•	an ability to contribute to some aspect of our activities; and

•	the willingness to make the commitment of time and effort required of an AppliedMicro director.

The Governance and Nominating Committee’s goal is to assemble a Board of Directors with the skills and characteristics that taken together will assure a strong Board with experience and expertise in corporate governance.

The Governance and Nominating Committee is responsible for reviewing periodically with the Board of Directors, including the Chief Executive Officer, the appropriate skills and characteristics required of new Board members in the context of the current makeup of the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC, and that two-thirds of the members of the Board meet independent director standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue serving on the Board or if the Governance and Nominating Committee decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates may be recommended to the Governance and Nominating Committee by other directors, stockholders, employees, or other interested parties.

INTERIM DIRECTOR APPOINTMENTS AND SIZE OF THE BOARD

In addition to providing for the annual election of the Board of Directors by our stockholders, the Bylaws of the Company also permit the Governance and Nominating Committee and the Board to nominate and appoint additional members of the Board on an interim basis in between annual meetings of the stockholders. Such nominations and appointments may be completed in order to fill vacancies on the Board occurring as a result of director resignations or for other reasons. The Bylaws also permit the Board to increase or reduce the number of directors comprising the Board, provided that reduction of the authorized number of directors shall not have the effect of removing any director before such director’s term of office expires. In accordance with the authority granted under the Bylaws, in October 2011, the Board of Directors increased the authorized number of directors comprising the Board from six to seven and thereupon appointed Robert Sproull, Ph.D. to serve as a Director, to serve until his anticipated election by our stockholders at the 2012 Annual Meeting.

RISK MANAGEMENT

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. As set forth in our Board Guidelines, the Board of Directors conducts an annual risk review prepared by management for assessment by the Board of Directors. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as our compensation plans that generally apply to all employees, and determining that these plans do not incentivize executives and employees to take on an inappropriate level of risk. The Audit Committee oversees management of financial and legal compliance risks. The Governance and Nominating Committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

In addition to the annual risk review, management also makes periodic presentations to the Board and/or its committees (as circumstances warrant) regarding all types of material risks facing the Company. At these meetings the Board discusses and reviews these risks and determines what, if any, new actions should be taken to mitigate these risks.

BOARD MEETINGS AND ATTENDANCE

Board Meetings in Fiscal 2012: 12

Board Committees: Three standing committees: Audit, Compensation and Governance and Nominating

Total Committee Meetings in Fiscal 2012: 20. The number of meetings held by each committee is set forth below.

Fiscal 2012 Attendance: Each current Board member attended 75% or more of the meetings of the Board and the committees on which he or she served, held during the period for which he or she was a director or committee member.

BOARD COMMITTEES

The following table provides additional information regarding the committees of our Board of Directors during fiscal 2012:

Name of Committee and Members	Principal Functions of the Committee	Meetings in Fiscal 2012
Audit Arthur B. Stabenow, Chair H.K. Desai Fred Shlapak	• Has direct responsibility for the appointment, evaluation, compensation, retention and oversight of the work of our independent registered public accounting firm. Such firm reports directly to the Committee and the Committee establishes policies for pre-approval of all audit and non-audit services provided by such firm.	9

•   Receives periodic reports from our independent registered public accounting firm and management regarding such firm’s independence and other matters. Recommends appropriate action to ensure such firm’s independence.

•   Reviews with management and our independent registered public accounting firm our quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices.

	• Reviews and approves the scope of the audit at the outset and reviews the performance of our independent registered public accounting firm and any audit problems or difficulties encountered.

Compensation Cesar Cesaratto, Chairman H.K. Desai Paul Gray, Ph.D. Fred Shlapak	• Approves remuneration arrangements for all of our executive officers, including base salaries, salary increases, incentive compensation plans and awards. Reviews the reasonableness and appropriateness of all such compensation. • Adopts and oversees the administration of incentive compensation and executive stock plans and determines awards granted to executive officers and employees under such plans.	6

•   Advises the Board of Directors on the reasonableness and appropriateness of executive compensation plans and levels, generally, including whether these effectively serve our interests and the interests of our stockholders by creating appropriate incentives for high levels of individual and company performance.

	• Has authority to engage an executive compensation consultant and other advisors.

Name of Committee and Members	Principal Functions of the Committee	Meetings in Fiscal 2012
Governance and Nominating Paul Gray, Ph.D., Chairman Cesar Cesaratto Robert Sproull, Ph.D. Arthur B. Stabenow	• Makes recommendations to the Board of Directors regarding the composition of the Board and its Committees, including size and qualifications for membership. • Recommends candidates for election to the Board of Directors at the annual meeting.	5

	• Advises the Board of Directors on appropriate compensation for outside directors.

	• Advises the Board of Directors on corporate governance matters.

	• Has sole authority to engage a search firm to identify director candidates.

	• Evaluates the performance of the members of the Board of Directors.

	• Evaluates the effectiveness of the meetings of the Board of Directors, including agendas, meeting materials, meeting structure and organization, schedule of meetings and minutes.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Policies and Processes” and “Executive Compensation — Director Compensation — Director Compensation Policies and Processes”, respectively.

REPORT OF THE COMPENSATION COMMITTEE 1

The Compensation Committee of the Board has reviewed and discussed with management, the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended March 31, 2012.

Cesar Cesaratto, Chairman

H.K. Desai

Paul Gray, Ph.D.

Fred Shlapak

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2012 were Messrs. Cesaratto, Desai and Shlapak and Dr. Gray. None of these directors has at any time been an officer or employee of ours or any of our subsidiaries. We have entered into customary indemnification agreements with each of these directors as described in “Certain Relationships and Related Transactions.” None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

[1]	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the 1933 Act, or the Securities Exchange Act of 1934, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE 2

The Audit Committee is comprised solely of independent directors, in accordance with Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The purpose of the Audit Committee, as more fully described in its charter, is the general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting principles, and design of internal controls and disclosure controls and procedures to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.

Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which such firm may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2012 with management including a discussion of the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. In addition, such firm represented that its presentations included the matters required to be discussed with the Audit Committee pursuant to all relevant auditing standards regarding auditor communications.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.

In reliance on the Audit Committee’s reviews and discussions with management and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2012.

Arthur B. Stabenow, Chair

H.K. Desai

Fred Shlapak

[2]

This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013 and has further directed us to submit the selection of such firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since our fiscal year ended March 31, 2010. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

AUDIT AND OTHER FEES

The following tables set forth the aggregate fees billed by KPMG LLP for the services indicated for the fiscal year ended March 31, 2012 and 2011:

	2012	2011
Audit	$674,800	693,600
Audit Related	19,250	23,300
Tax	—	—
All Other	—	—

Total	$694,050	$716,900

Audit Fees. Audit fees include the audit of our financial statements including the audit of our internal control over financial reporting, accounting consultations and merger and acquisition related work for the fiscal year and the review of our interim financial statements.

Audit Related Fees. Audit related fees include fees for, among other things, financial due diligence and statutory audits in certain locations outside the United States where we have operations.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. During fiscal 2012 and 2011, the Audit Committee pre-approved all audit and non-audit services performed by KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Required Vote and Audit Committee and Board Recommendation

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

APPROVAL OF THE 2012 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, the Company’s stockholders are being asked to approve the 2012 Employee Stock Purchase Plan (the “2012 Purchase Plan”) and to authorize 1,800,000 shares of Common Stock for issuance thereunder. The following is a summary of principal features of the 2012 Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the 2012 Purchase Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Vice President, General Counsel at the Company’s principal offices in Sunnyvale, California. The full text of the 2012 Purchase Plan is also attached to this proxy statement as Annex A.

General

The 2012 Purchase Plan was adopted by the Board of Directors in April 2012. The Board of Directors has initially reserved 1,800,000 shares of Common Stock for issuance under the 2012 Purchase Plan, subject to stockholder approval. The 2012 Purchase Plan is intended to replace the Company’s 1998 Employee Stock Purchase Plan (the “1998 Purchase Plan”). Upon stockholder approval of the 2012 Purchase Plan, the Board of Directors will terminate the 1998 Purchase Plan and any and all unused shares of common stock thereunder (currently anticipated to be approximately 345,000 shares) will be returned to the authorized capital of the Company.

The 2012 Purchase Plan and the right of participants to make purchases thereunder are intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2012 Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Purpose

The primary purpose of the 2012 Purchase Plan is to attract and retain the best available personnel for the Company in order to promote the success of the Company’s business and to facilitate the ownership of the Company’s stock by employees.

Administration

The 2012 Purchase Plan may be administered by the Board of Directors or a committee of members of the Board appointed by the Board. The 2012 Purchase Plan, when approved, will be administered by the Compensation Committee of the Board of Directors. All questions of interpretation of the 2012 Purchase Plan are determined by the Compensation Committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the 2012 Purchase Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2012 Purchase Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2012 Purchase Plan. No charges for administrative or other costs will be made against the payroll deductions of a participant in the 2012 Purchase Plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 2012 Purchase Plan.

Eligibility

Any employee of the Company or its subsidiaries as of the offering date who completes a subscription agreement on the form provided by the Company is eligible to participate in the 2012 Purchase Plan, except for any employee who beneficially owns five percent or more of the outstanding stock of the Company or is customarily employed for less than 20 hours per week or less than five months per year. As of June 22, 2012, the Company had 603 full-time employees who are eligible to participate in the 2012 Purchase Plan.

Offering Dates

The 2012 Purchase Plan is implemented by a series of offerings, each for a six-month period. The offering periods commence on or about February 1 and August 1 of each year. The first offering shall commence on the date the Plan is first approved by the Company’s stockholders and continue until January 31, 2013. The Board of Directors may alter the duration of the offering periods without stockholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first offering period to be affected.

Purchase Periods

Each offering period shall consist of a purchase period of six (6) months duration. The last day of each purchase period shall be the purchase date for such purchase period. A purchase period commencing on February 1 shall end on the next July 31. A purchase period commencing on August 1 shall end on the next January 31. The first purchase period shall commence on the date the Plan is first approved by the Company’s stockholders and continue until January 31, 2013. The Board of Directors may alter the duration and/or frequency of purchase periods with respect to future purchases without stockholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first purchase period to be affected.

Terms of Options

(a) Participation in the Plan. Eligible employees become participants in the 2012 Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date.

(b) Purchase Price. The purchase price per share at which shares are sold under the 2012 Purchase Plan is the lower of 85% of the fair market value of the Common Stock on the date of commencement of the offering period or 85% of the fair market value of the Common Stock on the purchase date. The fair market value of the Common Stock on a given date is generally the closing sales price on the Nasdaq National Market on the last trading date prior to the date of determination.

(c) Payment of Purchase Price; Payroll Deductions. The contributions to purchase shares are accumulated by payroll deductions during the offering period. The deductions may not be less than 1% and may not be more than 20% of a participant’s eligible compensation. A participant may increase or decrease his or her participation in the 2012 Purchase Plan once in either direction during any offering period.

All payroll deductions are credited to the participant’s account under the 2012 Purchase Plan and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose. No interest accrues on the payroll deductions of a participant in the Plan.

(d) Purchase of Stock; Exercise of Option. By executing a subscription agreement to participate in the 2012 Purchase Plan, the participant is entitled to have shares placed under option. The maximum number of shares placed under option to a participant in any one purchase period is 2,500 shares of Common Stock until changed by the Board of Directors.

Unless the participant’s participation is discontinued, each participant’s option for the purchase of shares will be exercised automatically at the end of the purchase period at the applicable price. Participants pay no commissions on Common Stock purchased under the 2012 Purchase Plan. However, if a participant decides to sell the Common Stock, the participant can expect to be charged a fee or commission if he or she uses an agent, such as a stock broker.

However, no participant is permitted to subscribe for shares under the 2012 Purchase Plan if immediately after the grant of the option the participant would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the 2012 Purchase Plan) nor is any participant granted an option which would permit the participant to buy pursuant to the 2012 Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the 2012 Purchase Plan, a pro rata allocation of the available shares will be made in as equitable a manner as is practicable.

(e) Withdrawal. The participant’s interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the 2012 Purchase Plan at least five days prior to the end of a purchase period.

Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant’s interest in that offering. In effect, the participant is given an option which may or may not be exercised during the twelve-month offering period. By executing the subscription agreement, the participant is not obligated to make the stock purchases; rather the subscription agreement is merely an election by the participant to place shares under option. Unless the participant’s participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the purchase period, and the maximum number of full shares purchasable with such participant’s accumulated payroll deductions will be purchased for the participant at the applicable price.

In the event that a participant fails to remain in the continuous employment of the Company as described in the 2012 Purchase Plan, such participant will be deemed to have elected to withdraw from the 2012 Purchase Plan and the payroll deductions credited to such participant’s account will be returned to such participant.

A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the Plan.

(f) Termination of Employment. Termination of a participant’s employment for any reason, including retirement or death, prior to the termination of the offering period cancels his or her participation in the 2012 Purchase Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant, or in the case of death, to the person or persons entitled thereto as specified in the participant’s subscription agreement.

(g) Non-transferability. No rights or accumulated payroll deductions of a participant under the 2012 Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the 2012 Purchase Plan.

(h) Capital Changes/Acceleration of Option. In the event any change is made in the Company’s capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made in the shares subject to purchase and in the purchase price per share, as well as in the number of shares available for issuance under the 2012 Purchase Plan.

In the event of the proposed dissolution or liquidation of the Company, the current offering period(s) will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the 2012 Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the offering period(s) then in progress by setting a new exercise date.

(i) Reports. Individual accounts will be maintained for each participant in the Plan. Each participant will receive after the end of the six-month purchase period a report of such participant’s account setting forth the total amount of payroll deductions accumulated, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

Amendment and Termination of the 2012 Purchase Plan

The Board of Directors may at any time and for any reason amend or terminate the 2012 Purchase Plan, but no amendment or termination is allowed if it would impair the rights of any participant under any grant previously made, without his or her consent, provided that an offering period may be terminated by the Board of Directors on a purchase date if the Board of Directors determines that the termination of the Plan is in the best interests of the Company and the stockholders or if continuation of an offering period would cause the Company to incur adverse accounting charges resulting from a change in the generally accepted accounting rules applicable to such plans. In addition, the Company must obtain stockholder approval of any amendment to the 2012 Purchase Plan in such a manner and to the extent necessary to comply with Rule 16b-3 under the Exchange Act and/or Section 423 of the Code (or any other applicable law or regulation). If not earlier terminated, the 2012 Purchase Plan will continue in effect until the earlier of 2022 or when all of the shares of Common Stock reserved for issuance under this Plan have been issued.

Federal Income Tax Aspects of the 2012 Purchase Plan

THE FOLLOWING IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE PURCHASE OF SHARES UNDER THE 2012 PURCHASE PLAN. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 2012 PURCHASE PLAN AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

The 2012 Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be recognized by a participant prior to disposition of shares acquired under the 2012 Purchase Plan.

If the shares are sold or otherwise disposed of (including by way of gift) more than two years after the first day of the offering period during which shares were purchased (the “Offering Date”), a participant will recognize as ordinary income at the time of such disposition the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold for a sale price less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or otherwise disposed of (including by way of gift) before the expiration of the two-year holding period described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain or loss will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held more than one year.

In the case of a participant who is subject to Section 16(b) of the Exchange Act, the purchase date for purposes of calculating such participant’s compensation income and beginning of the capital gain holding period may be deferred for up to six months under certain circumstances. Such individuals should consult with their personal tax advisors prior to buying or selling shares under the 2012 Purchase Plan.

The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the two-year holding period described above.

Restrictions on Resale

Certain officers and directors of the Company may be deemed to be “affiliates” of the Company as that term is defined under the Securities Act. The Common Stock acquired under the 2012 Purchase Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

New Plan Benefits

The actual number of shares that may be purchased by any individual under the 2012 Purchase Plan is not determinable in advance because the number is determined, in part, on the participant elections, contributed amount and purchase price.

Required Vote

The approval of the 2012 Purchase Plan and the reservation of 1,800,000 shares for issuance requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and entitled to vote and constituting at least a majority of the required quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), AppliedMicro’s stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on AppliedMicro or its Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

After consideration of the vote of stockholders at our 2011 annual meeting and other factors, the Board of Directors has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board of Directors modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2013 annual meeting of stockholders.

Pay-for-Performance Philosophy

As described more fully in the “Compensation Discussion & Analysis” on pages 28 to 39 and in the Summary Compensation Table and subsequent tables on pages 39 to 47, the Company’s named executive officers, as identified on page 39, are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.

AppliedMicro also has several compensation governance programs and policies in place as described on pages 28 to 47 to manage compensation risk and align the Company’s executive compensation with long-term stockholder interests. These programs include:

•	stock ownership guidelines;

•	an independent compensation committee and compensation committee consultant; and

•	a compensation recoupment or clawback policy.

In accordance with Section 14A of the Exchange Act, we are requesting your non-binding vote on the following resolution:

“Resolved, that the compensation of the Company’s named executive officers as described on page 39, including the Summary Compensation Table and subsequent tables on pages 39 to 47 of the proxy statement, is approved.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to our knowledge, beneficially owned as of May 31, 2012 (or such other date as set forth in filings with the SEC), more than 5% of the outstanding shares of our Common Stock:

Name and Address	Number of Shares	Percent of Total(1)
Fidelity Management & Research Company(2)	9,175,410	14.77%
82 Devonshire Street Boston, MA 02109

Kingdom Ridge Capital Master Fund, Ltd and its affiliates(3)	7,250,000	11.67%
Gardenia Court, Suite 3307 45 Market Street, Camana Bay P.O. Box 896 Grand Cayman KY1-1103 Cayman Islands

The Bank of New York Mellon Corporation(4)	6,433,064	10.36%
One Wall Street 31st Floor New York, New York 10286

Citadel Advisors LLC(5)	5,194,979	8.36%
131 S Dearborn Street 32nd Floor Chicago, IL 60603

Janus Capital Management LLC(6)	3,219,482	5.18%
151 Detroit Street Denver, CO, 80206

Vanguard Group, Inc.(7)	3,182,842	5.12%
PO Box 2600 V26 Valley Forge, PA 19482

(1)	The percentages are based on 62,117,639 shares of the Company’s Common Stock outstanding as of May 31, 2012.
(2)	Pursuant to a Schedule 13F filed with the SEC on May 9, 2012, as of March 31, 2012, Fidelity Management & Research Company and FMR Co., Inc., wholly owned subsidiaries of FMR LLC beneficially owned 9,132,312 shares of our common Stock both having shared voting and dispositive rights. Pyramis Global Advisors Trust Company, an indirectly wholly owned subsidiary of FMR LLC, beneficially owns 43,098 shares of our Common Stock, with sole dispositive rights.
(3)	Pursuant to Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2012, Kingdom Ridge Capital LLC, and Christopher Zepf reported shared voting and dispositive power over 7,250,000 shares of our Common Stock.
(4)	Pursuant to a Schedule 13G filed with the SEC on June 11, 2012, as of May 31, 2012, the shares were beneficially held by subsidiaries of The Bank of New York Mellon Corporation including The Bank of New York Mellon, BNY Mellon, National Association, The Boston Company Asset Management LLC, The Dreyfus Corporation, Mellon Capital Management Corporation and Pershing LLC.
(5)	Pursuant to a Schedule 13F filed with the SEC on May 15, 2012, as of March 31, 2012, Citadel Holdings LP a wholly owned subsidiary of Citadel Advisors LLC beneficially owned 5,194,979 shares of our common Stock having sole voting and dispositive rights.
(6)	Pursuant to a Schedule 13F filed with the SEC on May 15, 2012, as of March 31, 2012, Janus Capital Management LLC beneficially owned 3,219,482 shares of our common Stock having sole voting and dispositive rights.
(7)	Pursuant to a Schedule 13F filed with the SEC on May 14, 2012, as of March 31, 2012, the Vanguard Group, Inc. beneficially owned 3,182,842 shares of our common Stock having sole voting and dispositive rights on 3,090,786 and shared voting and dispositive rights on 92,056 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to us as of May 31, 2012, of our Common Stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the 1934 Act, of each of our current directors, who have each been nominated for election as directors at the annual meeting; each of the Named Executive Officers as set forth in the Summary Compensation Table below; and all of our current directors and executive officers as a group:

Name(1)	Number of Shares(2)(3)	Percent of Total(3)
Cesar Cesaratto(4)	129,459	*
H.K. Desai(5)	13,125	*
Paul R. Gray, Ph. D.(6)	25,271	*
Fred Shlapak(7)	67,292	*
Arthur B. Stabenow(8)	196,523	*
Robert F. Sproull, Ph.D.(9)	25,084	*
Paramesh Gopi, Ph. D.(10)	1,040,513	1.65%
Robert G. Gargus(11)	329,874	*
L. William Caraccio(12)	107,476	*
Mark Wadlington(13)	82,560	*
Hector Berardi(14)	52,397	*
All current executive officers and directors as a group (13 persons)(15)	2,355,171	3.68%

*	Less than one percent.
(1)	The address for our executive officers and directors is: c/o Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089.
(2)	The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
(3)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are exercisable within 60 days after May 31, 2012 are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 62,117,639 shares of Common Stock outstanding on May 31, 2012 and Common Stock subject to options that are exercisable within 60 days after May 31, 2012.
(4)	Includes 106,459 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.
(5)	Includes 1,042 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.
(6)	Includes 13,542 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.
(7)	Includes 57,292 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.
(8)	Includes 88,542 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.
(9)	Includes 1,042 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.
(10)	Includes 920,833 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.
(11)	Includes 273,373 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.

(12)	Includes 62,500 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.
(13)	Includes 70,000 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.
(14)	Includes 51,677 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.
(15)	Includes 1,896,954 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2012, all Section 16(a) filing requirements applicable to our reporting persons were made timely, except as follows:

There was one form 4 relating to our Vice President, Corporate Controller and Chief Accounting Officer that was inadvertently filed untimely and related to the disposition of 11,016 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans in effect as of March 31, 2012:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	12,904,938	$10.12	1,231,186
Equity compensation plans not approved by stockholders(2)	463,303	15.42	—

Total(3)	13,368,241	10.71	1,231,186

(1)	The weighted average exercise price does not include restricted stock units.
(2)	Number of shares to be issued upon exercise of outstanding options pertains to our 2000 Equity Incentive Plan, or the 2000 Plan, which was adopted in March 2000. We no longer grant equity awards under any of our equity incentive plans except for our 2011 Equity Incentive Plan, or the 2011 Plan.
(3)	Excludes options assumed through acquisitions in which we did not assume the related equity incentive plan; at March 31, 2012, such options to purchase 39,344 shares were outstanding with a weighted-average exercise price of $6.28 per share.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee (the “Committee”) is comprised entirely of individuals who qualify as independent under Nasdaq listing standards: Cesar Cesaratto, who serves as the Chairman, Fred Shlapak, Arthur B. Stabenow (Mr. Stabenow’s last day as a member of the Committee was October 10, 2011), Paul Gray, Ph.D. and H.K. Desai. The Committee is governed by a charter which can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Committee Charters. The Committee is responsible for overseeing all aspects of compensation for executive officers.

Our compensation program is designed to achieve the following goals:

•	Directly and substantially link executive rewards to measurable corporate and individual performance;

•	Provide competitive executive compensation opportunities to attract, retain and motivate superior talent;

•	Appropriately reward the executive team for overall Company performance, which we believe will, over time, lead to stockholder value creation; and

•	Appropriately reward the executive team for executing on individual-based goals and objectives, which we believe will, over time, improve overall Company performance and create value for stockholders.

We generally seek to achieve these goals by making the levels at which certain equity awards are granted directly dependent upon our performance against predefined operating goals. Goals for the Chief Executive Officer are approved annually by the Board of Directors; and such goals are those deemed necessary by the Board for achieving the Company’s Annual Operating Plan. The Chief Executive Officer then works with each reporting executive to determine the set of goals that will support each reporting executive’s relevant portion of the Annual Operating Plan.

Each year’s Annual Operating Plan contains a “commit” performance level and a “stretch” performance level. The “commit” level represents an operational goal consisting of anticipated competitive performance relative to our performance peer companies, as well as improvement over our prior performance. It is intended to be challenging to attain. The “stretch” level represents an aspirational goal that is substantially more difficult to attain. For the CEO, performance is determined by the Board of Directors at the first Board meeting following the end of the fiscal year. For other executives, performance is determined by the CEO and is measured by semi-annual goals assessments and an annual performance evaluation, taking into account goal attainment, level of performance in the position, and the position’s relative impact on the operating results of the Company.

Individual goals for each executive consist of two sets of semiannual goals tied to the April 1 to September 30 and October 1 to March 31 periods. For each period the executive submits up to ten goals relative to the role he or she occupies and that, in the aggregate, support the Company’s Annual Operating Plan approved by the Board of Directors at the beginning of each fiscal year. The Board retains approval authority of the CEO’s goals. The CEO approves the goals of other executives. The Board evaluates the attainment of the CEO’s goals at its first meeting following the end of the fiscal year. The CEO scores the accomplishments of the other executives shortly after the end of each evaluation period. Performance evaluations are done for each executive by the CEO at the end of the fiscal year. For the Chief Executive Officer, the level of goal attainment and performance assessment has a direct effect on the Committee’s compensation decisions for the subsequent fiscal year. The Chief Executive Officer takes into account the level of goal attainment and performance assessment of each reporting executive in formulating CEO recommendations to the Committee for the subsequent year. For all executives including the Chief Executive Officer, goal attainment and performance directly affect the number of performance-based Restricted Stock Units scheduled for vesting. See Equity Incentives, below.

In general, the Committee believes that the better AppliedMicro performs over time relative to our performance peers, the greater the compensation for executives should be; superior Company performance relative to our performance peer group should result in greater stockholder value creation. Accordingly, to achieve its objective of pay for performance, the Committee generally designs total target cash compensation (base salary, since the Company did not implement a cash bonus program in 2012) and performance-based equity compensation for executives to deliver market-median value for achievement of the “commit” level under the Annual Operating Plan, and to deliver above-market-median value for achievement of the “stretch” level under the Annual Operating Plan as well as other operating objectives. The Committee further believes in performance accountability at the individual executive level and factors in the criticality of each position towards overall Company performance as well as the effectiveness of each executive in his or her role.

Compensation Policies and Processes

Results of “Say-on-Pay” Advisory Vote

The Company provided stockholders a “say-on-pay” advisory vote to approve its executive compensation in 2011 under recently adopted rules under Section 14A of the Exchange Act. At the 2011 Annual Meeting, stockholders expressed substantial support for the compensation of the Company’s named executive officers, with almost 98% of the votes cast for approval of the “say-on-pay” advisory vote. The Committee carefully reviewed the results of the 2011 advisory vote in connection with its evaluation of the Company’s executive compensation programs more generally. After careful consideration, and in recognition of the substantial support expressed by the stockholders as described above, the Committee decided not to make any material changes to the Company’s executive compensation program and policies as a result of the 2011 “say-on-pay” vote.

Determining Market Compensation

The Committee sets executive compensation by reference to market survey data. The selection criteria and resulting survey data are reviewed by the Committee at least once per fiscal year. The Committee also relied on a range of “Select Group” data provided by Radford Surveys + Consulting (“Radford”), from the following companies for fiscal 2012: Alpha & Omega Semiconductor; Cirrus Logic; Cree; Cypress Semiconductor; Entropic Communications; Integrated Device Technology; International Rectifier; Intersil; Micrel Semiconductor; Microsemi; Monolithic Power Systems; Omnivision Technologies; PMC-Sierra; Power Integrations; Rambus; Semtech; Sigma Designs; Silicon Laboratories; SMSC; and Trident Microsystems. The criteria that produced the Select Group of companies for fiscal 2012 were unchanged from the criteria used for fiscal 2011.

This Select Group selection criteria include companies in the Radford database self-reporting as semiconductor companies with similar annual revenues as those of the Company (Select Group annual revenues ranged from $134 million to $793 million with an average of $583 million. Company revenues for fiscal 2012 were $231 million).

For fiscal 2012, the Company’s performance peers included Analog Devices Inc., Broadcom Corporation, Cavium Networks, Inc., Exar Corp., Gennum Corporation, Mindspeed Technologies Inc., NetLogic Microsystems Inc., PMC-Sierra Inc. and Zoran Corporation. Selection criteria are comparable companies with which we compete as well as industry leaders which represent our aspirational levels of performance. During fiscal 2012, Gennum, NetLogic and Zoran were acquired and public financial information became unavailable. As of June 1, 2012, performance peer annual revenues, excluding acquired companies, ranged from $152 million to $7.2 billion, with an average of $2.1 billion and a median of $439 million, compared to the Company’s revenue of $231 million for the same period.

The Committee relies solely on Radford Select Group data to determine market practice for executive compensation. Relying on Radford alone provides a more consistent and reliable data set. The Committee uses the performance peer group for evaluating Company performance. Metrics contained in the performance model are: year-over-year revenue growth, 3-year revenue growth, year-over-year change in operating margin and return on invested capital. These metrics determine the Company’s performance ranking relative to its performance peers, which was 22nd percentile for the period ending March 31, 2012. Our performance at 22nd percentile is primarily a reflection of atypically strong Research & Development investment intended to foster breakout performance in future company financials, particularly the server class 64 bit ARM CPU (X-Gene) along with ten new embedded processor and connectivity products under development for introduction in fiscal 2013. Revenues from X-Gene are expected to appear in fiscal 2014 and to start ramping in fiscal 2015 and beyond.

Determining Executive Pay

Generally

AppliedMicro executive positions are mapped by our human resources department based on the closest match to benchmark positions contained in survey data provided by Radford. Comparable market compensation ranges are then determined for such executive positions by our human resources department typically working with Compensia, Inc., a compensation consulting firm. During fiscal 2012, Compensia provided no executive compensation services.

As an overall long-term objective, the Committee administers our executive compensation programs so that our total executive compensation (salary, short-term cash incentives and equity incentives) percentile ranking relative to market compensation generally correlates to our Company’s selected financial results compared to our performance peer companies’ selected financial results. For example, if we perform at the 75th percentile relative to our performance peer companies, our executive officers’ compensation should, on balance, also be at or near the 75th percentile relative to our Select Group companies, although short-term inconsistencies may occur from year to year.

Fiscal 2012 was a year that merited special consideration of the normal compensation cycle. By the middle of fiscal 2012, the Company was well positioned to realize its two-pronged strategy of:

1.	Planned release of ten new products in fiscal 2013, producing new revenues to bolster fiscal years 2013, 2014 and 2015, and

2.	Planned tapeout of X-Gene in fiscal 2013, release of silicon and commencement of revenues in fiscal 2014 and ramping of revenues in fiscal 2015 and beyond.

The Committee knew that future success would depend on the successful execution of the strategy and felt the successful execution of the strategy would depend on the continued committed service of the existing executive team. As fiscal 2012 unfolded, it also became clear to the Committee that performance grants issued in May 2011 would not achieve threshold vesting milestones. New performance-based incentive compensation would be required to secure the continued committed service of the existing executive team. The Committee chose as performance milestones the operational drivers that would indicate proof points for the successful implementation of the strategy.

Significant Events- Fiscal 2012

To provide a level of compensation sufficient to attract, retain and motivate capable executives, the Committee generally targeted base salaries for fiscal 2012 between the 50th and 75th percentile of market compensation, with Chief Financial, General Counsel and Operations roles closer to the median, Chief Executive Officer at the higher end of the range and Sales between the two. The Committee believes that the CEO role merits the higher level benchmark for base salary because he provides the vision and the drive to effect dramatically improved financial results. As the person primarily responsible for customer relationships and revenue, the VP of Sales is also benchmarked to a higher-than-median base compensation level. Since our compensation equity and sales incentive compensation programs are all highly performance-leveraged, attaining the benchmark compensation levels for total compensation depends on “stretch” performance hurdles being 100% satisfied.

This percentile range has been utilized by the Committee since fiscal 2007; it reflects both the expected performance of the Company relative to performance peers and the expectation of above-median capability and performance on the part of executive team members. This above-median capability is required to complete the Company’s performance improvement plan including reinvigorating the product lines, increasing market share, establishing a track record of improving growth and profitability, and increasing the Company’s ranking relative to performance peers. Management did not propose a formal cash bonus program for fiscal 2012. It was management’s position that a cash bonus plan would dilute operating income at a time when demonstrated improvement in this metric was necessary. Such a cash bonus plan could result in misalignment of interests between management and stockholders and was therefore deemed inappropriate at that time.

In April 2011, the Committee approved EBITDA2 performance equity grants for fiscal 2012 to yield a total direct compensation value (based on the Black-Scholes pricing model for a one-year target) approximating the 59th percentile of market compensation (down from the 64th percentile the prior year). While executive equity grants are typically only performed once per equity program cycle, by October 2011, it had become clear that macro economic conditions were fundamentally changing customer order patterns such that it would be highly unlikely for any EBITDA2 shares to vest during the three-year life of the program.

In order to further align incentives for the executive team and our stockholders, in fiscal 2012, the Committee authorized “Performance 3” performance-based RSU grants with performance vesting dates of November 15, 2012 and May 15, 2013. Shares were designed to vest upon the attainment of company operational and individual performance objectives. The Performance 3 program is described below.

At its meeting of January 2012, the Committee determined that additional performance incentives, tied to the successful completion of ARM-based 64 bit server products, were required for the Chief Executive Officer. It was known to the Board that the Company was attempting to negotiate a merger and spin-in of Veloce with an accelerated timetable based upon an FPGA milestone. With the importance of the new server products to the future of the company, the Committee granted shares that vest only upon the completion of the three post-merger product development milestones in accordance with the Veloce amended merger agreement. Additionally, the Committee elected to grant additional Performance 3 RSUs to the Chief Financial Officer and General Counsel, designed to bring their unvested equity holding, excluding EBITDA-based performance shares, to the 50th percentile of the Select Group described above.

Changes to Executive Pay

The Committee generally implements changes to executive compensation effective on or about the first day of our fiscal year, April 1. The Committee reviews the Company’s performance, individual executive performance, and market compensation conditions, taking into account internal compensation equity and our objectives relative to retaining and motivating each executive. Internal equity comparisons are performed by stack-ranking each executive using two measures — total cash and equity compensation. The rankings are evaluated to assure the end result makes sense relative to each executive’s scope of responsibilities, criticality of role to the Company’s results, contribution to the Company’s results and performance.

Exceptions to this timing include a new executive hire, an individual who is newly promoted into the executive ranks, an executive given substantial additional responsibilities, or the Committee’s decision that an executive’s current compensation does not accurately reflect the individual’s role and contribution. In these cases, the Committee may review and change compensation at times other than at the beginning of our fiscal year as appropriate in its discretion.

Meetings of the Compensation Committee

The Committee generally meets in person on the day preceding each quarterly Board of Directors meeting. In addition to the quarterly meetings, the Committee meets from time to time as required, typically by telephone conference. At its invitation, the Committee is regularly joined by the Chief Executive Officer, Chief Financial Officer,

Vice President of Human Resources and General Counsel. Outside advisors, such as compensation consultants or legal counsel, also attend the meetings from time to time. The Committee frequently meets in executive session, without any members of management in attendance. In addition to Committee meetings, members of the Committee confer often with the Company’s management on matters related to executive compensation.

During fiscal 2012, the Committee met three times in person and three times in telephone conference.

Components of Compensation

The following table lists the components of compensation for our executive officers and their purposes:

Component	Purpose
Base Salary	Attraction and retention
Short-Term Cash Incentives	Incentives to focus on goals and objectives (the Committee has not authorized a formal cash bonus program since fiscal 2007)
Performance-Based Equity Incentives	Incentives to focus on goals and objectives
Benefits and Perquisites	Attraction and retention, productivity

Base Salary

Base salary provides a known, predictable compensation base with which to attract top talent. The Committee generally targets executive base salaries within a range of the 50th to 75th percentile relative to the compensation of the Select Group, on balance nearing the mid-point of the range, i.e., the 62 1/2 percentile. The 62 1/2 percentile is the ranking thought by the Committee to be required to attract and retain the caliber of executive capable of effecting meaningful change within the company and significantly improving operating results. Where each executive is placed in the percentile range is a function of job criticality as well as his or her performance, capabilities and experience. The more the executive demonstrates a proven track record of success in our Company, or in a public company of similar size and business challenge, the higher in the range the executive’s salary is set.

Short-Term Cash Incentives

As described above, management did not propose to the Committee, and the Committee did not adopt, a bonus plan for fiscal 2012. The Vice President of Sales is eligible for quarterly sales incentives. His annualized sales incentive was $150,000 at 100% of target, increasing to $250,000 at 105% of target. Actual payments were based on actual achievement, pro-rated based on length service with the Company (see Summary Compensation Table).

Equity Incentives

This section will address:

a.	Performance vesting and release of performance RSUs granted in prior years, and

b.	Granting of new performance RSUs during fiscal 2012

a.	“EBITDA2” Program

b.	“Performance 3” Program

c.	CEO incentives tied to X-Gene milestones

Performance Vesting and Release of Performance RSUs Granted in Prior Years: Fiscal 2012 marked the third and final year of the “EBITDA1” performance RSU program launched in 2009.

The actual EBITDA (“Earnings Before Income Taxes, Depreciation and Amortization”) realized for fiscal 2012 achieved by the Company was $0.4 million for fiscal 2012 compared to a minimum attainment of $22 million; therefore, outstanding EBITDA1 shares did not vest and were cancelled.

During fiscal 2012, there was a single release of EBITDA1 performance RSUs that was based on Company EBITDA attainment achieved during fiscal 2011. Following are EBITDA1 shares tied to fiscal 2011 performance that were released during fiscal 2012 and not reported in the proxy statement issued in 2011. The release occurred on August 15, 2011, after the proxy statement was published.

Last Name	First Name	Job Title	EBITDA Shares Granted	Target Vesting FY2011 (Shares)	Actual Vesting FY2011 (Shares)
Caraccio	L. William	Vice President & General Counsel	50,000	25,000	28,580

Mr. Caraccio’s remaining 21,420 shares, tied to fiscal 2012 performance, expired unvested.

Fiscal 2012 Grants - “EBITDA2”: In its April 2011 meeting, the Committee authorized a new three-year EBITDA-based Performance Restricted Stock Unit Program, or “EBITDA2”.

The three-year EBITDA2 program’s performance-based vesting features allow for vesting to be accelerated or decelerated, or shares to expire unvested, depending on a combination of Company and individual performance. The program does not contain any time-based vesting component. If corporate performance exceeds 100% of target then an additional portion of allocated shares would vest earlier in the program; if corporate performance is less than 100% of target then the opportunity to vest shares is extended to the latter part of the program with an opportunity to “make up” delayed shares by exceeding corporate performance targets in the second or third year. If, at the end of three years, aggregated corporate performance is less than 100% of target then the shares representing the gap below 100% performance will expire unvested.

Individual vesting percentages will be assigned to a performance curve. Only individuals exceeding their targeted goals attainment and who are ranked at the top of the performance curve may receive a 100% individual vesting factor. Those who meet all performance expectations but who do not exceed expectations may receive an 80% individual vesting factor. Those who do not meet all performance expectations may receive an individual vesting factor below 80%, possibly as low as zero. The individual performance curve is designed such that Company-wide weighted average individual performance will normalize to an individual vesting factor of 80%. The individual performance vesting factor may not exceed 100% in any fiscal year. If an individual’s performance vesting factor is less than 100% in any fiscal year then the shares representing the gap below the 100% vesting factor will expire unvested and, unlike corporate attainment, there will be no opportunity to vest such expired shares in the latter years of the program.

EBITDA2 is similar to the EBITDA1 program introduced in 2009 with two primary exceptions:

1.

For the purposes of determining grant size, market position was differentiated depending on position impact relative to operating results. Certain leadership, product development and sales roles were targeted at the three-year 75th percentile of ongoing equity compensation (in contemplation that additional grants would not be expected during the life of the program) while other operational and support roles were targeted at the three-year 50th percentile.

2.	For Vice Presidents and above, the Company must actually achieve at least 50% of the EBITDA attainment scale for stock vesting to occur in that year. As with the EBITDA1 program, unearned amounts based on company performance will roll over to the subsequent year, offering a “make-up” opportunity based on future company performance. As with the EBITDA1 program, unvested shares remaining at the end of the three-year program period will expire unvested.

The table below shows the assigned attainment level associated with each level of EBITDA achieved in each of the relevant years for the EBITDA2 program:

	COMPANY VESTING ATTAINMENT VS ACTUAL EBITDA (in Millions) Before Application of Individual Performance Attainment													Target Percent of Grant by Year
FY2012 EBITDA	$33	$35	$36	$38	$40	$41	$42	$43	$44	$45	$46	$47	$83	30.0%
% attainment	0%	0%	0%	0%	0%	50%	60%	75%	85%	100%	110%	125%	150%

FY2013 EBITDA	$43	$45	$47	$51	$56	$58	$60	$62	$63	$64	$65	$66	$90	35.0%
% attainment	0%	0%	0%	0%	0%	50%	60%	75%	85%	100%	110%	125%	150%

FY2014 EBITDA	$62	$64	$66	$72	$77	$79	$81	$83	$84	$87	$89	$90	$98	35.0%
% attainment	0%	0%	0%	0%	0%	50%	60%	75%	85%	100%	110%	125%	150%

After the corporate attainment factor is derived from the table above, actual vesting amounts for individuals will be further adjusted by the individual performance factor in the manner described above.

Fiscal 2012 Grants — “Performance 3”: By October 2011, it had become clear that macro economic conditions were fundamentally changing customer order patterns such that it would be highly unlikely for any EBITDA2 shares to vest during the three-year life of the program. Fiscal 2012 was declared zero attainment and vesting target shares have rolled over to fiscal 2013. The Company expects that all shares issued under the EBITDA2 program will expire unvested when the program concludes in May 2014.

In order to focus the executive team on rigorous, relevant and achievable operational drivers, in fiscal 2012 the Compensation Committee authorized for fiscal 2012 and 2013, “Performance 3” performance-based RSU grants with performance vesting dates of November 15, 2012 and May 15, 2013. These awards are designed to vest upon the attainment of Company operational and individual performance objectives and intended to foster the successful introduction and customer adoption of new products introduced in fiscal 2012 and 2013 as well as satisfying development milestones for X-Gene. Eligibility for the initial granting of Performance 3 shares was limited to those who received EBITDA2 shares: key members of the engineering community plus Director-level management and above in non-engineering groups, and comparable new hires.

Performance 3 corporate milestones are based on operational drivers that indicate the attainment of product, customer/partner and X-Gene development goals. Specific metrics are shown below; goals associated with the metrics have been omitted for competitive purposes. However those goals have been pre-determined by the Committee and will be applied in a prescribed fashion to determine attainment.

Measurement Period I (October 1, 2011 through October 31, 2012)

Release Date November 15, 2012

1.	New product tape-outs & in production

2.	Revenue and gross margin

3.	NRE (customer-paid engineering) generated funds

4.	Achieve design wins

Measurement Period II (October 1, 2011 through Mar 31, 2013)

Release Date May 15, 2013

1.	New product tape-outs & in production

2.	ARM 64b System-on-Chip (“SoC”) design win pipeline

3.	Revenue and gross margin

4.	NRE (customer-paid engineering) generated funds

5.	Achieve design wins

Certain terms and metrics relating to these awards have not been disclosed as they represent confidential information and trade secrets. Generally for financial goals, a 50% achievement represents a 50% vesting amount (with no portion vesting below that performance level), scaling linearly until 100% achievement represents a 100% vesting amount. 100% goal attainment represents stretch-to-extraordinary achievement; the Committee anticipates vesting attainment at less than the full 100% level.

A portion of Performance 3 grants — 20% — is also subject to individual performance adjustment. Individual performance will be a function of group goals attainment described plus individual performance evaluation in the manner described in “Compensation Philosophy” above for the period of time most closely representing the vesting performance period. The individual performance factor can range from 0% to 100%.

Additionally, the Committee granted additional Performance 3 RSUs to the Chief Financial Officer and General Counsel, designed to bring their cumulative unvested equity holdings, excluding EBITDA-based performance shares, to the 50th percentile of market compensation of the Select Group described above

Fiscal 2012 Grants — CEO Incentives Tied to X-Gene Milestones: At its meeting in January 2012, the Committee determined that additional performance incentives, tied to the successful completion and launch of X-Gene server products, were required for the Chief Executive Officer. It was known to the Board that the Company was in the process of negotiating a merger and spin-in of Veloce with an accelerated timetable based upon an FPGA milestone. With the importance of the new server products to the future of the Company, the Committee granted shares that vest only upon the completion of the three post-merger milestones in accordance with the amended Veloce merger agreement.

The Committee did not consider any changes in executive compensation in its meeting in May 2012. None of the corporate officers, including the Chief Executive Officer, is expected to receive a new equity grant during fiscal 2013.

Executive Stock Ownership Guidelines

At its meeting in May 2010, the Committee approved stock ownership guidelines for executives. The guideline for the CEO is to hold stock value of at least two times base annual salary and for other executives to hold stock value of at least one time base annual salary. There is a phase-in period for existing executives to achieve 25% of target by the end of fiscal 2012, 50% of target by the end of fiscal 2013, 75% of target by the end of fiscal 2014, and 100% of target by the end of fiscal 2015 and beyond. New executives starting in fiscal 2011 and beyond will have two years to reach 50% of target, three years to reach 75% of target and four years to reach 100% of target. Executives below specified levels risk subsequent grants being suspended or forfeited at the direction of the Committee. Executive stock ownership as of March 31, 2012 is as below:

Name	Target Ownership- Percentage	Actual Ownership- Percentage(2)
Paramesh Gopi, Ph.D	25%	80%
Robert G. Gargus	25%	168%
L. William Caraccio(1)	N/A	180%
Hectro Berardi	25%	13%
Mark Wadlington(1)	N/A	162%

(1)	Mr. Caraccio’s and Mr. Wadlington’s service dates commenced in fiscal 2011 and their respective target ownership percentage thresholds will be determined after the completion of their two-year service periods in accordance with the ownership guidelines.
(2)	Ownership as a percent of annual salary.

Equity Granting Process

During fiscal 2007, the Committee adopted a number of policies that continue in effect regarding the administration of equity awards to executive officers.

The Committee intends generally that performance-based equity awards for executives vest over a period of at least one year, and that time-based equity awards vest over a period of at least three years. The Company’s 1992 Equity Incentive Plan contains additional minimum vesting restrictions with respect to restricted stock awards, RSU awards and other equity awards.

For newly hired and newly promoted executive officers, stock options are granted on the second trading day following the day we publicly release our quarterly earnings following the date of hire, promotion or appointment. Refresh stock options for executive officers are granted annually on the second trading day following the day we release our fiscal fourth quarter earnings. Stock option grants are priced at not less than 100% of fair market value, as determined by the closing price of our Common Stock on the date of grant. RSUs are granted only on February 15th, May 15th, August 15th or November 15th (or the first business date following such date if it falls on a non-business day).

In general, neither stock options nor RSUs are awarded to executives during a “closed window” during which trading of our Common Stock by executive officers and directors is not permitted under our Insider Trading Policy. The window generally closes on the first day of the last month of the fiscal quarter and remains closed until the second trading day following the day we publicly release our quarterly earnings, but may also be closed at certain other times.

Vesting of equity awards for newly hired executive officers generally commences on the employment commencement date although the executive officers must remain employed for at least twelve months before becoming entitled to exercise or receive any portion of the award. Vesting of all other equity awards to executive officers generally commences on the grant date; however, for executive officers with fewer than twelve months of service on the grant date, the executive officer must complete at least twelve months of service before becoming entitled to exercise or receive any portion of the award.

Authority to grant equity awards to any employee resides with the Board of Directors, which has delegated such authority to the Compensation Committee. No other person has the authority to grant equity awards.

Compensation Mix

Compensation mix is the result of setting each compensation element relative to market compensation targets at various levels of the Company’s performance. Therefore, the compensation mix may change from time to time depending on our performance. Like the Summary Compensation Table, the Compensation Mix table below values equity based upon its grant date fair value. Unlike the Summary Compensation Table, salary is shown as annualized base salary on the last day of the fiscal year.

The Committee examines ongoing compensation mix figures to assure the result of setting individual compensation components to market benchmarks is consistent with the Company’s compensation philosophy. The following table shows the mix of base salary and equity incentive compensation (all of which only vest based upon the achievement of performance-based vesting criteria) for fiscal 2012 for each of the named Executive Officers included in the Summary Compensation Table. The table is intended to represent the value of ongoing compensation. Accordingly, the table does not include the value of the EBITDA2 grants to reflect vesting probability, and it spreads the value of other performance evenly over two fiscal years to reflect the Committee’s intent not to grant additional equity to executives during fiscal 2013. The table also includes one-fourth the values of Mr. Wadlington’s new hire equity awards as this amount represents ongoing compensation.

Using this approach, representative of maximum realizable total cash and equity compensation attributable to the fiscal year, total direct compensation market positions are: Dr. Gopi 67th percentile; Mr. Gargus 39th percentile; Mr. Caraccio 44th percentile; Mr. Berardi 19th percentile; and Mr. Wadlington 63rd percentile. The Performance 3 shares are not expected to vest at 100%; therefore the actual realized values and resulting percentile will probably be lower than those shown below.

	Paramesh Gopi	Robert G. Gargus	L. William Caraccio	Hector Berardi	Mark Wadlington	Total	Percent
Base Salary(1)	$600,000	$320,000	$290,000	$265,000	$300,000	$1,775,000	24.1%
Cash Bonus	—	—	—	—	—	—	0.0%
Sales Incentive Program Annual Target	—	—	—	—	150,000	150,000	2.0%
Grant date fair value of time-based equity awards	—	—	—	—	379,127	379,127	5.2%
Grant date fair value of performance-based equity awards ((reflects proportional value (one year) of two-year program))(2)(3)(4)	3,366,300	582,000	602,600	180,450	330,825	5,062,175	68.7%

Total	$3,966,300	$902,000	$892,600	$445,450	$1,159,952	$7,366,302	100.0%

(1)	Annual base salary as of March 31, 2012.
(2)	All stock option awards for fiscal 2012 are valued using the Black-Scholes pricing model at the time of grant. RSUs are valued using the fair market value of the underlying shares of Common Stock on the date of grant. Awards are subject to vesting, either performance-based or time-based, which makes receipt of the underlying shares uncertain.
(3)	Excludes new hire stock awards granted to Mark Wadlington, Vice President, Sales.
(4)	The amount shown excludes “EBITDA2” restricted stock unit awards which are expected to expire unvested due to non-achievement of performance conditions: Mr. Gopi, $7,721,600; Mr. Gargus, $1,828,800; Mr. Caraccio, $812,800; Mr. Berardi, $914,400; and Mr. Wadlington, $1,676,400.

Benefits and Perquisites

We offer a package of benefits and perquisites designed to:

•	Be market-competitive, allowing us to attract and retain talent;

•	Provide security and convenience for executives, allowing them to focus their energies on our business;

•	Take full advantage of tax regulations designed to encourage certain types of benefits; and

•	Provide an opportunity for rest and relaxation allowing our employees to re-engage in our business with renewed energy and enthusiasm.

In determining market benefit programs, we rely upon surveys of benefit practices published by Radford as well as advice from our insurance brokers.

Benefits Available to Executive Officers

The following benefits are available to our executive officers (in addition to benefits that are generally available to all of our employees):

Executive Medical Reimbursement Plan — executive officers receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence.

Supplemental Disability Insurance — executives are provided with additional coverage in the case of a disability to supplement their pay up to the 60% level and not be subject to a benefit cap of $10,000 per month that applies to other employees.

Business Travel Accident Insurance — the cap on this benefit for executive officers is $1,000,000 versus a cap of $500,000 that applies to other employees.

Retiree Medical Benefits — executives and eligible family members of executives who retire may continue on our medical and dental plans to age 65. In order to qualify for retiree medical benefits, the executive must be at least 40 years of age and have provided a minimum of four years of service to us. Premiums are paid by the former executive.

Annual Physical Examination — executives are entitled to an annual comprehensive medical evaluation by a medical provider of their choice.

Non-qualified Deferred Compensation Plan — executives may defer up to 85% of their base salary and up to 100% of cash incentive compensation otherwise payable each year under a non-qualified deferred compensation plan. We do not contribute to the plan. For additional information, see “Non-qualified Deferred Compensation” below.

Other Benefits — from time to time, we may provide certain other benefits to executives that are intended to enhance the executive’s productivity or health and do not present material incremental costs to us.

Severance Benefits

On September 19, 2007, the Committee approved the Executive Severance Benefit Plan (the “Severance Plan”) to provide for the payment of severance benefits to certain eligible executives if they are subject to qualifying employment terminations, and additional benefits if such qualifying employment terminations occur within 12 months following a change in control (as defined in the Severance Plan). The purpose of the Severance Plan is to (a) provide fair and consistent treatment of Vice Presidents who leave the Company due to involuntary termination “without cause”, (b) establish financial incentives for senior executives to work diligently through and beyond a change in control if the Company were to be acquired (no transactions were pending at the time of plan adoption) and (c) to help with the overall competitiveness of the Company’s compensation program to attract and retain qualified and motivated executives. For additional information, see “Potential Payments upon Termination or Change in Control” below.

Tax and Accounting Considerations

Effects of Section 162(m)

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the corporation’s principal executive officer and the corporation’s three most highly compensated executive officers other than the principal executive officer or the principal financial officer, unless such compensation meets the requirements for “performance based compensation.” As the cash compensation paid by us to each of our executives for fiscal 2012 was below $1 million and the Committee has designed the options and RSUs granted under our 1992 Plan and 2011 Plan to our executives in a manner intended to meet the requirements for qualifying as performance based compensation, except for certain RSUs that vest solely on the basis of continued employment and, as discussed below, the EBITDA Grants, the Committee has designed the executive compensation program with the intent that Section 162(m) not affect the tax deductions available to us with respect to the compensation of our executive officers. It is the Committee’s policy to qualify, to the extent reasonable, our executive officer compensation for deductibility under applicable tax law.

We may, from time to time, pay compensation to our officers that may not be tax deductible. EBITDA grants and certain Performance 3 grants will not qualify for Section 162(m) because of the individual performance vesting component. AppliedMicro does not anticipate exceeding Section 162(m) limitations unless there is an increase in the stock price. The Committee and AppliedMicro feel the benefits of the individual performance component provided by the EBITDA Grants outweigh some amount of tax deductibility.

Financial Restatement

The Committee may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equity-based incentive compensation paid to an executive officer where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements.

Summary Compensation Table

The following table provides certain information concerning the compensation earned by each of the following individuals (the “Named Executive Officers”): our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, our three other most highly compensated executive officers as of March 31, 2012.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards(2) ($)		Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Paramesh Gopi, Ph.D	2012	516,538	—		—		14,454,200	(9)	—		2,611	(3)	14,973,349
President and	2011	509,231	—		565,968		424,000		—		29,981		1,529,180
Chief Executive officer	2010	365,185	—		1,947,320		2,448,750		—		19,045		4,780,300
Robert G. Gargus	2012	320,000	—		—		2,992,800	(9)	—		9,501	(4)	3,322,301
Senior Vice President and	2011	327,308	—		277,324		207,760		—		7,409		819,801
Chief Financial Officer	2010	258,462	—		—		1,697,800		—		7,152		1,963,414
L. William Caraccio	2012	288,462	—		—		2,018,000	(9)	—		8,012	(5)	2,314,474
Vice President,	2011	192,308	50,000	(1)	631,392		1,208,900		—		3,953		2,086,553
General Counsel
Hector Berardi	2012	264,423	—		—		1,275,300	(9)	—		13,426	(6)	1,553,149
Vice President,	2011	256,781	—		84,895		63,600		—		10,853		416,129
Operations	2010	215,600	—		—		235,080		—		—		450,680
Mark Wadlington	2012	300,000	—		805,308	(8)	3,049,250	(9)	121,299	(7)	—		4,275,857
Vice President,
Sales

(1)	The amount shown consists of Mr. Caraccio’s sign on bonus payment.
(2)	The amounts shown represent the grant date fair value of awards granted in the applicable fiscal year in accordance with ASC Topic 718-10. With respect to stock options, we use the Black-Scholes pricing model to calculate the grant date fair value. For more information regarding the assumptions used in determining the grant date fair value of awards, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2012 Annual Report on Form 10-K.
(3)	The amount shown consists of 401K matching contribution of $2,000 and disability insurance premiums of $611.
(4)	The amount shown consists of 401K matching contribution of $2,000, disability insurance premiums of $1,513 and executive medical reimbursements of $5,988.
(5)	The amount shown consists of 401K matching contribution of $1,220, disability insurance premiums of $992 and executive medical reimbursements of $5,800.

(6)	The amount shown consists of 401K matching contribution of $2,000, disability insurance premiums of $701 and executive medical reimbursements of $10,725.
(7)	The amount shown consists of sales commissions.
(8)	The amount shown relates to a new hire option award for Mr.Wadlington.
(9)	The amount shown consists of “pay for performance” restricted stock unit awards of which the following awards are expected to expire unvested due to non-achievement of performance conditions: Mr. Gopi, $7,721,600; Mr. Gargus, $1,828,800; Mr. Caraccio, $812,800; Mr. Berardi, $914,400; and Mr. Wadlington, $1,676,400.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the Named Executive Officers during the fiscal year ended March 31, 2012:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards; Number of Securities Underlying Options (#)		All Other Restricted Stock Awards; Number of Securities Underlying RSUs (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold (#)	Maximum (#)
Paramesh Gopi, Ph. D.	5/16/2011	—	760,000	(1)	—		—		—	7,721,600
	11/15/2011	—	304,000	(2)	—		—		—	2,438,080
	11/15/2011	—	76,000	(2)	—		—		—	609,520
	2/15/2012	—	500,000	(2)	—		—		—	3,685,000

Robert G. Gargus	5/16/2011	—	180,000	(1)	—		—		—	1,828,800
	11/15/2011	—	72,000	(2)	—		—		—	577,440
	11/15/2011	—	18,000	(2)	—		—		—	144,360
	2/15/2012	—	12,000	(2)	—		—		—	88,440
	2/15/2012	—	48,000	(2)	—		—		—	353,760

L. William Caraccio	5/16/2011	—	80,000	(1)	—		—		—	812,800
	11/15/2011	—	32,000	(2)	—		—		—	256,640
	11/15/2011	—	8,000	(2)	—		—		—	64,160
	2/15/2012	—	24,000	(2)	—		—		—	176,880
	2/15/2012	—	96,000	(2)	—		—		—	707,520

Hector Berardi	5/16/2011	—	90,000	(1)	—		—		—	914,400
	11/15/2011	—	36,000	(2)	—		—		—	288,720
	11/15/2011		9,000	(2)	—		—		—	72,180

Mark Wadlington	5/2/2011	—	—		210,000	(3)	—		10.10	805,308
	5 /16/2011	—	—		—		70,000	(3)	—	711,200
	5/16/2011	—	165,000	(1)	—		—		—	1,676,400
	11/15/2011	—	66,000	(2)	—		—		—	529,320
	11/15/2011	—	16,500	(2)	—		—		—	132,330

(1)	The amount shown consists of “pay for performance” restricted stock unit awards which are expected to expire unvested due to non-achievement of performance conditions.
(2)	The amounts shown consists of “pay for performance’ restricted stock unit awards.
(3)	The amount shown related to a new hire award for Mr.Wadlington.
(4)	The amounts shown represent the full grant date fair value of each stock option and RSU award reported in this column, as calculated under ASC Topic 718-10. We use the Black-Scholes pricing model to calculate stock-based compensation expense under ASC Topic 718-10. For more information regarding the assumptions used in determining compensation expense under ASC Topic 718-10, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2012 Annual Report on Form 10-K.

Employment Agreements

Employment agreements with executives generally take the form of offer letters that specify only title, base salary, and equity amounts for recommendation to the Compensation Committee for authorization. In all cases, offer letters specified “At Will” employment. The offer letters also specify eligibility to class-based compensation (including bonuses or bonus programs that may be authorized from time to time by the Committee) and benefit programs (including the Executive Severance Benefit Plan), all of which are described in this proxy statement. None of the executives has an employment contract with the Company nor rights to other terms of employment, compensation or benefits that are not otherwise fully described in this proxy statement.

In February 2011, we entered into a letter agreement with Mark Wadlington, pursuant to which Mr. Wadlington would serve as Vice President of Worldwide Sales. Full time employment commenced on March 28, 2011. The offer letter provided for an annual base salary of $300,000. Mr. Wadlington was also eligible for a quarterly sales incentive with an annual target of $150,000, increasing to $250,000 if Mr. Wadlington were to attain 105% sales quota. The offer references equity grants as follows: 210,000 four year, time-based stock options; 70,000 four-year, time-based Restricted Stock Units; and, 50,000 performance-based RSUs. The latter was increased to 165,000 EBITDA2 RSUs when that program was launched in May 2011. Benefits eligibility for plans described in this proxy statement is also specified.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table provides information regarding outstanding equity awards held by the Named Executive Officers as of March 31, 2012:

Name	Grant Date	OPTION AWARDS(1)						STOCK AWARDS(1)
								Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Paramesh Gopi, Ph. D .	8/1/2008	609,375	40,625	—		7.67	8/1/2016	—	—	—		—
	5/4/2009	184,167	75,833	—		7.12	5/4/2017	—	—	—		—
	5/4/2009	—	—	300,000	(2)	7.12	5/4/2017	—	—	—		—
	5/3/2010	55,000	65,000	—		11.86	5/3/2018	—	—	—		—
	5/15/2009	—	—	—		—	—	8,332	57,824	—		—
	5/15/2009	—	—	—		—	—	—	—	41,194	(3)	285,886
	5/17/2010	—	—	—		—	—	22,500	156,150	—		—
	5/16/2011	—	—	—		—	—	—	—	760,000	(5)	5,274,400
	11/15/2011	—	—	—		—	—	—	—	76,000	(6)	527,440
	11/15/2011	—	—	—		—	—	—	—	304,000	(6)	2,109,760
	2/15/2012	—	—	—		—	—	—	—	500,000	(7)	3,470,000

Name	Grant Date	OPTION AWARDS(1)					STOCK AWARDS(1)
							Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Robert G. Gargus	10/10/2005	58,625	—	—	11.28	10/10/2015	—	—	—		—
	10/10/2005	28,875	—	—	12.41	10/10/2015	—	—	—		—
	4/28/2006	29,375	—	—	14.68	4/28/2016	—	—	—		—
	4/28/2006	14,687	—	—	16.15	4/28/2016	—	—	—		—
	4/28/2006	14,687	—	—	14.68	4/28/2016	—	—	—		—
	5/26/2006	18,750	—	—	14.68	5/26/2016	—	—	—		—
	5/26/2006	18,750	—	—	16.15	5/26/2016	—	—	—		—
	5/3/2007	28,887	—	—	12.16	5/3/2015	—	—	—		—
	5/3/2007	28,887	—	—	12.16	5/3/2015	—	—	—		—
	5/3/2010	26,950	31,850	—	11.86	5/3/2018	—	—	—		—
	5/15/2009	—	—	—	—	—	12,500	86,750	—		—
	5/15/2009	—	—	—	—	—	—	—	36,481	(3)	253,178
	5/17/2010	—	—	—	—	—	11,025	76,514	—		—
	5/16/2011	—	—	—	—	—	—	—	180,000	(5)	1,249,200
	11/15/2011	—	—	—	—	—	—	—	18,000	(6)	124,920
	11/15/2011	—	—	—	—	—	—	—	72,000	(6)	499,680
	2/15/2012	—	—	—	—	—	—	—	48,000	(6)	333,120
	2/15/2012	—	—	—	—	—	—	—	12,000	(6)	83,280

L. William Caraccio	8/2/2010	52,500	67,500	—	12.25	8/2/2018	—	—	—		—
	8/16/2010	—	—	—	—	—	35,626	247,244	—		—
	8/16/2010	—	—	—	—	—	—	—	21,420	(4)	148,655
	5/16/2011	—	—	—	—	—	—	—	80,000	(5)	555,200
	11/15/2011	—	—	—	—	—	—	—	8,000	(6)	55,520
	11/15/2011	—	—	—	—	—	—	—	32,000	(6)	222,080
	2/15/2012	—	—	—	—	—	—	—	96,000	(6)	666,240
	2/15/2012	—	—	—	—	—	—	—	24,000	(6)	166,560

Hector Berardi	8/1/2008	34,635	7,292	—	7.67	8/1/2016	—	—	—		—
	5/3/2010	8,250	9,750	—	11.86	5/3/2018	—	—	—		—
	8/15/2008	—	—	—	—	—	1,527	10,597	—		—
	5/15/2009	—	—	—	—	—	—	—	4,793	(3)	33,263
	5/17/2010	—	—	—	—	—	3,375	23,423	—		—
	5/16/2011	—	—	—	—	—	—	—	90,000	(5)	624,600
	11/15/2011	—	—	—	—	—	—	—	9,000	(6)	62,460
	11/15/2011	—	—	—	—	—	—	—	36,000	(6)	249,840

Mark Wadlington	5/2/2011	52,500	157,500	—	10.10	5/2/2019	—	—	—		—
	5/16/2011	—	—	—	—	—	70,000	485,800	—		—
	5/16/2011	—	—	—	—	—	—	—	165,000	(5)	1,145,100
	11/15/2011	—	—	—	—	—	—	—	16,500	(6)	114,510
	11/15/2011	—	—	—	—	—	—	—	66,000	(6)	458,040

(1)	Unless otherwise indicated, the stock options vest in equal monthly installments over four years following the date of grant. RSUs vest in equal quarterly installments over four years following the date of grant.
(2)	Represents a stock option granted under the 1992 Plan with an eight year term. Vesting is subject to the Extraordinary Accomplishment vesting matrix, as described in the proxy Statement for fiscal 2010.
(3)	In May 2009, the Committee issued three-year RSU grants, or “EBITDA Grants.” Vesting for the EBITDA Grants is subject to (i) the Company’s performance as measured by earnings before interest, taxes, depreciation and amortization and (ii) individual performance as measured by the accomplishment of goals and objectives.
(4)	Represents a two-year “EBITDA” RSU grant. Vesting for the EBITDA Grants is subject to (i) the Company’s performance as measured by earnings before interest, taxes, depreciation and amortization and (ii) individual performance as measured by the accomplishment of goals and objectives.
(5)	Represents a three-year performance-based RSU grant. Vesting for these Grants is subject to (i) the Company’s performance as measured by earnings before interest, taxes, depreciation and amortization and (ii) individual performance as measured by the accomplishment of goals and objectives.
(6)	Represents an eighteen month performance-based retention RSU grant. Vesting for these Grants is subject to (i) individual business unit performance and (ii) individual performance, as measured by the accomplishment of goals and objectives.

(7)	Represents a performance-based retention RSU grant. Vesting for these Grants is subject to the satisfaction of the Company’s performance milestones relating to the Veloce merger. For more information regarding the Veloce merger, see “Veloce” under note 4 to our consolidated financial statements included in our fiscal 2012 Annual Report on Form 10-K.

Option Exercises and Stock Vested in Fiscal 2012

The following table provides information regarding shares of our Common Stock acquired by the Named Executive Officers pursuant to exercises of stock options or the vesting of stock awards during the fiscal year ended March 31, 2012:

	Option Awards		Restricted Stock Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Paramesh Gopi, Ph.D.	—	—	161,242	1,599,759
Robert G. Gargus	—	—	124,171	1,227,196
L. William Caraccio	—	—	52,954	323,387
Hector Berardi	—	—	20,567	198,455
Mark Wadlington	—	—	—	—

(1)	The value realized on vesting is calculated by multiplying the market price of our Common Stock at vesting by the number of shares acquired upon vesting.

Non-qualified Deferred Compensation in Fiscal 2012

The following table provides, for the fiscal year ended March 31, 2012, information with respect to our non-qualified deferred compensation plan as it relates to the Named Executive Officers:

Name	Executive Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Balance at Last FYE ($)
Paramesh Gopi, Ph. D.	18,269	12,389	241,025	(3)
Robert G. Gargus	—	746	126,019	(4)
L. William Caraccio	—	—	—	(5)
Hector Berardi	—	—	—	(5)
Mark Wadlington	—	—	—	(5)

(1)	Amounts shown are reported in their entirety in the Summary Compensation Table.
(2)	Amounts shown are not reported in the Summary Compensation Table as they do not consist of above-market or preferential earnings.
(3)	$121,243 of this amount was reported in the Summary Compensation Table for previous years.
(4)	$139,166 of this amount was reported in the Summary Compensation Table for previous years.
(5)	Messrs. Caraccio, Berardi and Wadlington did not defer compensation under this plan in fiscal year 2012 and do not have an outstanding balance under the plan.

We permit select employees to defer up to 85% of their base salary and up to 100% of cash incentive compensation (if any) otherwise payable each year under a non-qualified deferred compensation plan. We do not currently offer any cash incentive compensation to our employees. We do not match or otherwise augment the deferral amounts, which are carried as a liability on our financial statements. Each participant has a bookkeeping account in the plan. The deferred amount plus earnings is the benefit to which an employee is entitled upon termination of employment by reason of death, disability, change in control, retirement or other termination. Employees may also receive a distribution upon a showing of financial hardship. However, there were no withdrawals or distributions during the fiscal year ended March 31, 2012. Payments to key employees may not be made sooner than six months after termination except on account of death or disability. Contributions to the non-qualified deferred compensation plan are frozen, effective July 14, 2009 due to low levels of participation. The plan was scheduled to reactivate not sooner than January 1, 2011 and was, in fact, reactivated on January 1, 2011.

Potential Payments Upon Termination or Change-in-Control Termination

On September 19, 2007, the Committee adopted the Executive Severance Benefit Plan (the “Severance Plan”). The Severance Plan provides for the payment of severance benefits to certain eligible executives in the event they are subject to an involuntary termination without cause (a “covered termination”) and additional benefits if such covered terminations occur within one month prior to or eleven months following a change in control of the Company (a “change-in-control termination”). The Severance Plan provides the following benefits to participants:

•	cash severance benefits;

•	health severance benefits;

•	option vesting acceleration benefits;

•	an option exercise period extension; and

•	RSU vesting acceleration benefit.

Cash Severance Benefits

In the case of a covered termination that does not qualify as a change-in-control termination, the Chief Executive Officer will receive a lump sum payment equal to 18 months of base salary, the Chief Financial Officer and General Counsel will each receive a lump sum payment equal to 12 months of base salary, and other eligible executives will receive a lump sum payment equal to two months per completed year of service, up to a maximum of six months of base salary. In the case of a change-in-control termination, the Chief Executive Officer will receive a lump sum payment equal to 24 months of base salary, the Chief Financial Officer and General Counsel will each receive a lump sum payment equal to 18 months of base salary, and other eligible executives will receive a lump sum payment equal to 12 months of base salary. The Company does not provide its eligible executives with a cash bonus plan.

Health Severance Benefits

Eligible executives will continue to receive medical, dental and vision plan coverage for a period of months following covered terminations. In the case of a covered termination that does not qualify as a change-in-control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 18 months; for the Chief Financial Officer and General Counsel, 12 months; and for other eligible executives, two months per completed year of service, up to a maximum of six months. In the case of a change-in-control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 24 months; for the Chief Financial Officer and General Counsel, 12 months; and for other eligible executives, six months.

Option Vesting Acceleration Benefits

In the case of a covered termination that is not a change-in-control termination, the next 24 monthly time-based vesting installments of the Chief Executive Officer’s options will vest and the next 12 monthly time-based vesting installments of the Chief Financial Officer’s and General Counsel’s options will vest. In the case of a change-in-control termination, the remainder of all vesting installments, whether time-based or performance-based, of all eligible executives’ options will vest.

Option Exercise Period Extension

In the case of a covered termination that is not a change-in-control termination or in the case of a change-in-control termination, the Chief Executive Officer will have 24 months to exercise his vested stock options and the Chief Financial Officer and General Counsel will each have 15 months to exercise his vested stock options. In the case of a change-in-control termination, other eligible executives will have 12 months to exercise their vested stock options.

RSU Vesting Acceleration Benefit

In the case of a covered termination that is not a change-in-control termination, the Chief Executive Officer will vest the next eight quarterly time-based vesting installments of his RSUs and the Chief Financial Officer and General Counsel will each vest the next four quarterly time-based vesting installments of their RSUs. In the case of a change-in-control termination, all eligible executives will vest the remainder of all vesting installments of their RSUs, whether time-based or performance-based.

Severance and Change-In-Control Benefits Table

The following tables summarize the potential severance and change-in-control payments payable to the Named Executive Officers assuming their employment was terminated under the circumstances described above as of March 31, 2012:

Severance Benefits not in Connection with a Change-in-Control Termination

Executive	Base Salary Component(1)	Bonus Component	Value of Employee Benefits(2)	Value of Accelerated Vesting(3)	Total Potential Value
Paramesh Gopi, Ph.D.	$900,000	$—	$25,554	$196,624	$1,122,178
Robert G. Gargus	320,000	—	17,036	103,406	440,442
L. William Caraccio	290,000	—	17,150	98,902	406,052
Hector Berardi	132,500	—	8,518	—	141,018
Mark Wadlington	50,000	—	2,839	—	52,839

Severance Benefits in Connection with Change-in-Control Termination

Executive	Base Salary Component(1)	Bonus Component	Value of Employee Benefits(2)	Value of Accelerated Vesting(3)	Total Potential Value
Paramesh Gopi, Ph. D	$1,200,000	$—	$34,073	$11,002,394	$12,236,467
Robert G. Gargus	480,000	—	17,036	2,359,642	2,856,678
L. William Caraccio	435,000	—	17,150	1,691,366	2,143,516
Hector Berardi	265,000	—	8,518	900,083	1,173,601
Mark Wadlington	300,000	—	8,518	2,012,600	2,321,118

(1)	The amount shown is based on salary effective March 31, 2012.
(2)	The amount shown is based on COBRA Premium rates at most recent plan elections and family coverage categories.
(3)	Stock options were valued based on the “spread” between $6.94, the closing price of our Common Stock on Nasdaq on March 31, 2012 and the exercise price of such options. RSU awards were valued at $6.94, the closing price of our Common Stock on Nasdaq on March 31, 2012.

Director Compensation

The following table provides information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2012:

Name	Fees Earned or Paid in Cash ($)		Option Awards(1) ($)	Stock Awards(1) ($)	Total ($)
Cesar Cesaratto(2)	80,000		33,555	40,640	154,195
Donald Colvin(3)	10,555		23,968	40,640	75,163
H.K. Desai(4)	44,929		—	63,500	108,429
Paul R. Gray, Ph.D.(5)	57,143		23,968	40,640	121,751
Fred Shlapak(6)	51,783		23,968	40,640	116,391
Robert F. Sproull, Ph.D.(7)	20,957		—	50,125	71,082
Arthur B. Stabenow(8)	80,668	(9)	23,968	40,640	145,276
Julie H. Sullivan, Ph.D.(10)	18,412		23,968	40,640	83,020

(1)	The amounts shown represent the grant fair value of stock option and RSU awards granted in fiscal 2012 in accordance with ASC Topic 718-10. We use the Black-Scholes pricing model to calculate the grant date fair value of stock options under ASC Topic 718-10. For more information regarding the assumptions used in determining grant date fair values under ASC Topic 718-10, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2012 Annual Report on Form 10-K.
(2)	As of March 31, 2012 Mr. Cesaratto had outstanding options to purchase 130,000 shares of Common Stock and 4,000 unvested RSU awards.
(3)	Mr. Colvin’s service as a Director terminated on August 16, 2011. As of March 31, 2012 Mr. Colvin had no outstanding options to purchase shares of Common Stock and no unvested RSU awards.
(4)	As of March 31, 2012 Mr. Desai had no outstanding options to purchase shares of Common Stock and 4,687 unvested RSU awards.
(5)	As of March 31, 2012 Dr. Gray had outstanding options to purchase 12,500 shares of Common Stock and 5,042 unvested RSU awards.
(6)	As of March 31, 2012 Mr. Shlapak had outstanding options to purchase 56,250 shares of Common Stock and 4,000 unvested RSU awards.
(7)	As of March 31, 2012 Dr. Sproull had no outstanding options to purchase shares of Common Stock and 5,729 unvested RSU awards.
(8)	As of March 31, 2012 Mr. Stabenow had outstanding options to purchase 100,000 shares of Common Stock and 4,000 unvested RSU awards.
(9)	This amount includes $10,000 Director Fee for additional board service in connection with the Company’s variable interest entity.
(10)	Dr. Sullivan’s service as a Director terminated on August 16, 2011. As of March 31, 2012 Dr. Sullivan had outstanding options to purchase 31,250 shares of Common Stock and no unvested RSU awards.

The following table sets forth the full grant date fair value of each stock option award and RSU award granted during the last fiscal year, as calculated under ASC Topic 718-10:

Name	Grant Date of Option Award	Number of Shares Underlying Option Award (#)	Grant Date Fair Value of Option Award ($)	Number of Underlying Restricted Stock Unit Award (#)	Grant Date Fair Value of Restricted Stock Unit Award ($)
Cesar Cesaratto	5/2/2011	6,250	23,968	—	—
	5/2/2011	2,500	9,587	—	—
	5/16/2011	—	—	4,000	40,640

Donald Colvin	5/2/2011	6,250	23,968	—	—
	5/16/2011	—	—	4,000	40,640

H.K. Desai	5/16/2011	—	—	6,250	63,500

Paul R. Gray, Ph.D.	5/2/2011	6,250	23,968	—	—
	5/16/2011	—	—	4,000	40,640

Fred Shlapak	5/2/2011	6,250	23,968	—	—
	5/16/2011	—	—	4,000	40,640

Robert F. Sproull, Ph.D.	11/15/2011	—	—	6,250	50,125

Arthur B. Stabenow	5/2/2011	6,250	23,968	—	—
	5/16/2011	—	—	4,000	40,640

Julie H. Sullivan, Ph.D.	5/2/2011	6,250	23,968	—	—
	5/16/2011	—	—	4,000	40,640

Director Compensation Policies and Processes

Compensation for our non-employee directors is reviewed yearly by our Governance and Nominating Committee, which presents market data and recommendations to the full Board of Directors for approval. In August 2011, the Governance and Nominating Committee reviewed updated compensation material from National Association of Corporate Directors plus performance peer company proxy disclosures on director compensation prepared by our Human Resources department with support from Compensia. Certain changes were made to cash and equity compensation as noted below.

Stock ownership guidelines for non-employee directors require that by April 1, 2011 (or, for any director first elected to the Board of Directors after April 1, 2008, by the third anniversary of such director’s initial election to the Board), each non-employee director own not less than 6,000 shares of our Common Stock. All directors are in compliance with the ownership guidelines as of the proxy statement filing date.

The following is a summary of our current non-employee director compensation:

Board of Directors annual retainer: $12,000

Chairman of the Board annual retainer: $24,000

Audit Committee Chair annual retainer: $16,000

Compensation Committee and Governance & Nominating Committee Chair annual retainer: $12,000

Committee Member annual retainer: $8,000

Meeting fees: $2,000 per Board of Directors meeting attended and $1,000 (up from $500) per telephonic Board of Directors meeting attended, $1,000 per Committee meeting attended and $500 per telephonic Committee meeting attended.

Additional fees: We have also authorized payment of (i) $2,000 per Veloce Board of Directors meeting attended, plus reasonable travel expenses, and $1,000 per telephonic Veloce Board of Directors meeting attended for Mr. Stabenow relative to his duties as a member of the Board of Directors of Veloce (newly authorized compensation); (ii) a fee of $500 per meeting attended by members of our Enterprise Risk Management Committee who are non-employee directors; and (iii) a fee of $1,000 per meeting attended by the chairman of our Compensation Committee with our independent compensation consultant.

Expenses: Reasonable travel-related expenses are reimbursed for attendance at Board and Committee meetings.

Stock Options and Restricted Stock Units: Effective May 15, 2012, each person who becomes a non-employee director is granted RSUs covering 12,500 shares (up from 6,250 shares) on the first regularly scheduled RSU grant date after the person first becomes a non-employee director, unless our trading window is closed under our insider trading policy, in which case such award of RSUs is granted on the first regularly scheduled RSU grant date on which our trading window is open following the date the individual first becomes a non-employee director. RSUs granted upon initial election to the Board vest in 12 equal quarterly installments following the date the director is first elected so that the RSU is fully vested in three years.

On the second day following our release of earnings for each fiscal year, each non-employee director is granted an option to purchase 6,250 shares of Common Stock if, on such date, he or she has served on our Board for at least six months. The Chairman of the Board is granted an additional option to purchase 2,500 shares of Common Stock on such date. The exercise price of each stock option granted is equal to the fair market value of Common Stock on the date of grant. Effective May 15, 2012, each continuing non-employee director receives RSUs covering 8,000 shares (up from 4,000 shares) on the first regularly scheduled RSU grant date following the release of earnings for the fiscal year. Options granted to our continuing non-employee directors vest in 12 equal monthly installments following the date of grant. RSUs granted to our continuing non-employee directors vest in their entirety one year following the date of grant.

In the event of a dissolution or liquidation, a sale of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, the options will fully vest and either:

•

the director will be given a reasonable time within which to exercise the option, including as to any otherwise unvested shares, prior to the effectiveness of such event after which the option will terminate, or

•	the director will be given the right to exercise the option, including as to any otherwise unvested shares, for an equivalent number of shares of stock of the acquiring or surviving corporation.

Our Board of Directors or a committee thereof determined eligibility, vesting schedules and exercise prices for options granted under these plans. Such options expire not more than ten years from the date of grant and are either exercisable immediately after the date of grant and subject to certain repurchase rights by us until such ownership rights have vested, or are exercisable upon vesting. Vesting generally occurs over four years, subject in certain cases to acceleration upon the occurrence of specified events. Options are granted at prices at least equal to the fair market value of our Common Stock on the date of grant.

Our Board of Directors or a committee thereof determined eligibility and vesting schedules for restricted stock units granted under the 2011 Plan. Each such restricted stock unit represents an unfunded right to receive one share of our Common Stock on a fixed settlement date, which is the date on which the restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of our Common Stock upon settlement of his or her restricted stock units. Vesting generally occurs over two to four years, subject in certain cases to acceleration upon the occurrence of specified events.

None of these plans was required to be approved by our stockholders at the time the plan was implemented and these plans were therefore never submitted to stockholders for approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions

The Charter of our Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve every related-person transaction that must be disclosed by us pursuant to Item 404(a) of Regulation S-K of the SEC. A related-person transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: any of our executive officers, directors, nominees for director, or more than 5% stockholders, including any of their immediate family members as defined in Item 404(a) of Regulation S-K of the SEC.

In addition, our Audit Committee is responsible for reviewing our management’s efforts to monitor compliance with our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our employees, officers and directors are expected to avoid influences that conflict with our best interests or that might deprive us of their undivided loyalty in business dealings, such as related-person transactions, unless specifically authorized as described in the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.

Related-Person Transactions

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are AppliedMicro stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Computershare Trust Company, 250 Royall Street, Canton, MA 02021, telephone number (312) 588-4143. You may also direct a written or oral request for the separate Notice and, if applicable, other proxy materials to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089, telephone number (408) 542-8600. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate Notice and if applicable, other proxy materials. Stockholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. You also can find our SEC filings at the SEC’s website at http://www.sec.gov.

The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the fiscal year ended March 31, 2012, which contains important information about us and our business, financial condition and results of operations.

Documents specifically incorporated into this document by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document.

A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2012 is available without charge upon written request to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089 or is available on line at http://www.apm.com.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

L. William Caraccio

Secretary

July 5, 2012

Annex A

APPLIED MICRO CIRCUITS CORPORATION

2012 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2012 Employee Stock Purchase Plan of Applied Micro Circuits Corporation (the “Plan”).

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the Common Stock of the Company.

(d) “Company” shall mean Applied Micro Circuits Corporation, a Delaware corporation.

(e) “Compensation” shall mean all base straight time gross earnings including payments for overtime, shift premium, sales department commissions/bonus plan, but excluding all other bonuses and reimbursements.

(f) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g) “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.

(h) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Employee” shall mean any person, including an Officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Purchase Date” shall mean the last day of each Purchase Period of the Plan.

(l) “Offering Date” shall mean the first business day of each Offering Period of the Plan.

(m) “Offering Period” shall mean a period of six (6) months, commencing on February 1 and August 1 of each year, except for the first Offering Period as set forth in Section 4(a) and as otherwise determined by the Committee with respect to any particular Offering Period.

(n) “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o) “Plan” shall mean this 2012 Employee Stock Purchase Plan.

(p) “Purchase Period” shall mean a period of six (6) months coinciding with each Offering Period, including the first Purchase Period as set forth in Section 4(b).

(q) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock as defined in Section 7(b) on the Offering Date or on the Purchase Date, whichever is lower, provided, however, that, in the event (i) the Company’s stockholders approve an increase in the number of shares available for issuance under the Plan, and (ii) all or a portion of such additional shares are to be issued with respect to one or more Offering Periods that are underway at the time of such stockholder approval (“Additional Shares”), and (iii) the Fair Market Value of a share of Common Stock on the date of such approval (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be 85% of the Approval Date Fair Market Value or the Fair Market Value of a share of Common Stock on the Purchase Date, whichever is lower.

(r) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

3. Eligibility.

(a) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.

4. Offering Periods and Purchase Periods.

(a) Offering Periods. The Plan shall be implemented by a series of Offering Periods with new Offering Periods commencing on or about February 1 and August 1 of each year (or at such other time or times as may be determined by the Committee). The first Offering Period shall commence on the date that the Company’s stockholders first approve the Plan and will continue until January 31, 2013. The Plan shall continue until terminated in accordance with Section 18 hereof. The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected. Eligible employees may not participate in more than one Offering Period under the Plan at a time.

(b) Purchase Periods. Except as otherwise determined by the Committee, each Offering Period shall coincide with an identical purchase period of six (6) months duration. The last day of each Purchase Period shall be the “Purchase Date” for such Purchase Period. A Purchase Period commencing on February 1 shall end on the next July 31. A Purchase Period commencing on August 1 shall end on the next January 31. The first Purchase Period shall commence on the date that the Plan is first approved by the Company’s stockholders and shall end on January 31, 2013. The Committee shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without shareholder approval if such change is announced prior to the scheduled beginning of the first Purchase Period to be affected.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company’s payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given offering. The subscription agreement shall set forth the percentage of the participant’s Compensation (which shall be not less than 1% and not more than 20%) to be paid as Contributions pursuant to the Plan.

(b) Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

6. Method of Payment of Contributions.

(a) At the time a participant files his or her subscription agreement, the participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twenty percent (20%) of such participant’s Compensation on each such payday. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(b) A participant may discontinue his or her participation in the Plan as provided in Section 10, or, during the Offering Period may increase or decrease the rate of his or her Contributions during such Offering Period by completing and filing with the Company a new subscription agreement; provided, however, that, unless otherwise provided by the Committee, no participant may effect more than one increase or decrease during a Purchase Period. The change in rate shall be effective as of the beginning of the next pay period following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding pay period (unless otherwise provided by the Committee).

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased to 0% at such time during any Offering Period as is necessary to comply with the limitations provided in such Sections. Payroll deductions shall re-commence at the rate provided in such participant’s subscription Agreement at such time as will comply with such Sections, unless terminated by the participant as provided in Section 10.

7. Grant of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided however, that the maximum number of shares an Employee may purchase during each Purchase Period shall be 2,500 shares and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 7(b).

(b) The fair market value of the Company’s Common Stock on a given date shall be determined by the Committee in its discretion based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the NASDAQ Stock Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by NASDAQ or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal; provided, however, that for Offering Periods beginning on or after February 1, 2013, the fair market value of the Company’s Common Stock on the first day of each such Offering Period shall be determined by the Committee in its discretion based on the closing price of the Common Stock on the last market trading day prior to such date, as reported by the NASDAQ Stock Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by NASDAQ or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on the last market trading day prior to such date, as reported in The Wall Street Journal (the “Fair Market Value”).

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. No fractional shares shall be purchased. Any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other monies left over in a participant’s account after a Purchase Date, including amounts that would have purchased shares in excess of the maximum allowed under Section 7(a), shall be returned to the Participant. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Delivery. As promptly as practicable after each Purchase Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option or the deposit of such number of shares with the broker selected by the Company for administration of Plan stock purchases, as determined by the Company.

10. Voluntary Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all of the Contributions credited to his or her account under the Plan at any time at least five (5) business days (or such other time period specified by the Company) prior to each Purchase Date by giving written notice to the Company in the form provided for by the Company. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

(b) Upon termination of the participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.

(c) In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d) A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

11. Automatic Withdrawal. If the Fair Market Value of the shares on a Purchase Date during an Offering Period (other than the last Purchase Date of such Offering Period) is less than the Fair Market Value of the shares on the Offering Date for such Offering Period, then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Period.

12. Interest. No interest shall accrue on the Contributions of a participant in the Plan.

13. Stock.

(a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be one million eight hundred thousand (1,800,000) shares subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

(b) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Board, or a committee named by the Board (the “Committee”), shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The composition of the Committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Committee may delegate administrative matters relating to the Plan to such of the Company’s officers or employees as the Committee so determines.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him or her of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

17. Use of Funds. The Company may use all Contributions received or held by the Company under the Plan for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

18. Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Adjustment. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). If the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

19. Amendment or Termination.

(a) The Committee may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination may affect options previously granted, provided that an Offering Period may be terminated by the Committee on a Purchase Date if the Committee determines that the termination of the Plan is in the best interests of the Company and the shareholders or if continuation of an Offering Period would cause the Company to incur adverse accounting charges resulting from a change in the generally accepted accounting rules applicable to such plans. Except as provided in Section 18, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan; Effective Date. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 19.

23. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

24. Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any Designated Subsidiaries and any person or to be consideration for the employment of any person. Participation in the Plan at any given time shall not be deemed to create the right to participate in the Plan, or any other arrangement permitting an employee of the Company or any Designated Subsidiaries to purchase Common Stock at a discount, in the future. The rights and obligations under any participant’s terms of employment with the Company or any of the Designated Subsidiaries shall not be affected by participation in the Plan. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any of the Designated Subsidiaries or to restrict the right of the Company or any of the Designated Subsidiaries to discharge any person at any time, nor shall the Plan be deemed to give the Company or any of the Designated Subsidiaries the right to require any person to remain in the employ of the Company or any of the Designated Subsidiaries or to restrict any person’s right to terminate his employment at any time. The Plan shall not afford any participant any additional right to compensation as a result of the termination of such participant’s employment for any reason whatsoever.

25. Equal Rights and Privileges. All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the related Treasury regulations. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. This Section shall take precedence over all other provisions of the Plan.

Applied Micro

215 MOFFETT PARK DRIVE SUNNYVALE, CA 94089

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51 Mercedes Way, Edgewood, NY 11717.

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M48091-P28623 KEEP THIS PORTION FOR YOUR RECORDS

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APPLIED MICRO CIRCUITS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW

1. To elect as Directors of Applied Micro Circuits Corporation the nominees listed below. For Against Abstain

1a. Cesar Cesaratto !

1b. H.K. Desai

1c. Paramesh Gopi, Ph.D.

1d. Paul R. Gray, Ph.D.

1e. Fred Shlapak

1f. Robert F. Sproull, Ph.D.

1g. Arthur B. Stabenow !

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 For Against Abstain

3. To Corporation adopt and 2012 approve Employee the Stock Applied Purchase Micro Plan Circuits and to reserve up to 1,800,000 shares of Common Stock for issuance thereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4

4. To approve by advisory vote the executive compensation described in the Proxy Statement.

Such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the accompanying proxy statement. The record date for the annual meeting is June 18, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on August 14, 2012:

The Notice and Proxy Statement/10-K Combo and Annual Report are available at www.proxyvote.com.

M48092-P28623

APPLIED MICRO CIRCUITS CORPORATION PROXY CARD

This proxy is solicited on behalf of the Board of Directors. The Annual Meeting of Stockholders of Applied Micro Circuits Corporation, a Delaware corporation (the “Company”), will be held at the Company’s corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089 on Tuesday, August 14, 2012, at 10:00 a.m., local time, for the purposes stated on the reverse side. The undersigned hereby appoints Paramesh Gopi and Robert G. Gargus, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all of the shares of Common Stock of Applied Micro Circuits Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

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